Exhibit 10.11

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality requested. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SECOND MANAGEMENT AGREEMENT

This Second Management Agreement (“Agreement”) is entered into by and between Container Applications International, Inc., a Nevada corporation (“Manager”), and P & R Equipment & Finance Corporation (“Owner”), and shall become effective as of the date of execution hereof by both parties hereto (“Effective Date.”)

R E C I T A L S

1. Owner is a Swiss corporation desiring to purchase intermodal shipping containers as an income producing asset.

2. Manager is engaged in the business, among other things, of owning, managing and leasing a fleet of intermodal dry cargo and specialized shipping containers.

3. Owner and Manager have previously entered into an equipment Management Agreement dated and effective as of November 30, 1993 (the “Initial Management Agreement”), pursuant to which Manager agreed to manage certain intermodal dry cargo and specialized shipping containers purchased by Owner from Manager (the “Original Containers”), which Initial Management Agreement remains in full force and effect as of the date of execution of this Agreement.

4. Owner desires to purchase from Manager additional new, All-Corten, 40-foot dry van containers, new, All-Corten 20-foot dry van containers, and new, All-Corten 40-foot high cube containers, as more specifically described in Exhibit E hereto, (hereinafter referred to as “Containers” and/or as “Owner’s Fleet,”) and to retain Manager as the manager of Owner’s Fleet during the term of this Agreement. (The entire fleet of containers operated by Manager, including the Containers and the Original Containers, shall hereinafter be referred to from time to time as “containers” unless the context requires a more general application for the term.) Owner may in the future elect to purchase incremental lots of new 40-foot dry van, 20-foot dry van, and/or 40-foot high cube containers from Manager which, upon agreement between Owner and Manager and upon the execution of the documentation required hereunder by Owner and Manager, may become part of Owner’s Fleet for purposes of this Agreement.

5. Manager and Owner agree to the proposed engagement under the terms and conditions set forth in this Agreement.

A G R E E M E N T

IN CONSIDERATION OF the mutual promises and covenants made herein, Owner and Manager hereby agree as follows:

1. Definitions.

As used in this Agreement, in addition to the terms defined in the preamble and recitals to this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition Agreement” defines an agreement between Owner and Manager under which Owner agrees to purchase from Manager a Group of Containers which Manager will manage under the terms of this Agreement. Each Acquisition Agreement shall describe the Group of Containers to be acquired by Owner and managed by Manager by setting forth the number of units to be acquired by Container Type, the maximum Average Per Container Price for each Container Type, the all-inclusive Total Invoice Price for the entire Group of Containers, the approximate payment and delivery date or dates, and the anticipated manufacturers and manufacturing locations. Since Acquisition Agreements will often be made several months prior to payment and delivery dates, the parties may modify such Acquisition Agreements by written amendment from time to time. Each Acquisition Agreement (and all amendments thereto) will be sequentially numbered and will be attached to and made a part of this Agreement as part of Exhibit E hereto. The Commitment Letter dated March, 1996 (executed on behalf of Owner on March 21, 1996 and on behalf of Manager on March 22, 1996) as amended by the first amendment thereto dated April 24, 1996, with respect to the Initial Group of Containers to be purchased by Owner and managed by Manager under this Agreement, shall hereinafter be deemed to be “Acquisition Agreement No. I.”

“Agreement” means this Second Management Agreement entered into by Owner and Manager which shall become effective as of the Effective Date.

“All-Corten” as applied to a container means a container which is manufactured in compliance with specifications which require all panels to be made of corten steel in compliance with general industry standards for dry van containers.

“Available for Lease” defines a Container which (i) has been manufactured in accordance with the specifications agreed to by Owner and Manager; (ii) has undergone all necessary preparation, including inspections, certifications, markings and initial positioning, to be leased immediately to a qualified Lessee (as hereinafter defined); and (iii) either (a) is leased to a Lessee under a Lease, or (b) requires no maintenance or repair (except as has been completed) to be eligible for interchange to a Lessee under general industry standards.

“Capital Improvements” mean any structural change required to be made to containers (including the Containers) so as to conform with all: (i) applicable governmental regulations; (ii) international conventions regarding the structure, physical properties and operational condition of intermodal shipping containers employed in international commerce; and (iii) - generally accepted industry standards for containers. - Capital Improvements do not include repairs or maintenance necessitated due to damage sustained during the operation of the containers nor physical deterioration caused by normal wear and tear.

“Container(s)” shall mean any and all new All-Corten, 20-foot and/or 40-foot dry van containers, and/or 40-foot high cube containers (as more specifically described in Exhibit E to this Agreement), which are purchased by Owner from Manager pursuant to one or more Acquisition Agreements and placed under Manager’s management pursuant to the terms of this Agreement. Such Containers may hereinafter be referred to interchangeably as “Owner’s Fleet.”

“Container Types” refers to containers of various sizes and types built for various maritime and intermodal shipping uses. For example, 20 foot dry vans, 40 foot dry vans and 40 foot high cubes each constitute a separate Container Type.

“Delivery Date” as to any Container refers to the date the Certificate referred to in Section 3 (e) (1) has been executed by Owner’s Agent as to such Container and payment has been made by Owner to Manager for such Container.

“Effective Date” shall mean the date this Agreement is executed by both Owner and Manager.

“Flat Fee Leasing Charge” shall mean a lump sum payment made by a Lessee under a Lease of a Container which Lease covers all per diem rental charges, all pick-up and drop-off charges, all handling charges and all Damage Protection Plan Fees attributable to that Container for a defined lease term. For purposes of calculating Revenues with respect to the Containers, Manager shall pro-rate each Flat Fee Leasing Charge on a daily basis over the defined lease term for each Container covered by such Flat Fee Leasing Charge, and shall accrue the applicable pro-rated daily portion of such Flat Fee Leasing Charge as Revenue generated by such Container throughout such fixed lease term. In the event a Container covered by a Flat Fee Leasing Charge is redelivered prior to the expiration of the fixed term covered by such charge, Manager shall accrue the unearned pro-rated portion of the Flat Fee Leasing Charge with respect to such Container as Revenue earned on the date of redelivery of such Container.

“Initial Management Agreement” shall mean the equipment Management Agreement dated and effective as of November 30, 1993 between Owner and Manager pursuant to which Owner purchased the Original Containers from Manager and placed them under Manager’s management on the terms set forth therein.

“Leases” shall mean the leases, of whatever type or term, entered into or to be entered into between Manager and certain lessees (the “Lessees”) with respect to the Containers, which Leases may also cover other containers in Manager’s Fleet.

“Management Fee” refers to the fee payable to the Manager pursuant to Section 7(a) hereof.

“Manager’s Fleet” shall mean all intermodal containers owned, leased and/or managed by Manager and its affiliates, including the Containers and the Original Containers.

“Manager’s MG&A Expenses” shall mean all marketing, general and administrative expenses now or hereafter incurred by Manager and/or its affiliates, directly or indirectly, in connection with the containers in Manager’s Fleet (including the Containers), including but not limited to, salaries, rents, legal (except legal fees related to the collection of bad debts or legal fees incurred in connection with a proceeding against the supplier or manufacturer of the Containers pursuant to Section 5(a)), accounting (except accounting fees related to the annual review or audit referenced in Section 11), utilities, travel and entertainment, capital expenditures and other similar items constituting the Manager’s overhead. Manager’s MG&A Expenses shall be for Manager’s own account.

“Net Distribution” shall mean, for any particular period, an amount equal to Revenues for such period less the sum of: (x) Operating Expenses for such period, plus (y) the Management Fee for such period.

“Net Operating Income” or “NOI” shall mean, for any particular period, with respect to the Containers, ***.

“Net Proceeds from Sale or Disposition of Containers” with respect to any Container shall mean *** therefor (both as hereinafter defined.)

“Gross Container Proceeds” shall mean all proceeds (including, without limitation, casualty value payments and/or purchase option payments received from Lessees or other third party bailees of the Container, damage awards, insurance proceeds and salvage proceeds, if applicable) received by Owner (or Manager as agent for Owner) as a result of the Sale or Disposition of such Container by Manager as agent for Owner, including payments made by third parties to repair damage to such Container which were not expended for such repairs as of the date of Sale or Disposition of such Container, all calculated on an accrual basis.

“Sales Costs” with respect to a Container shall mean all costs arising from the Sale or Disposition of such Container (including with regard to damage recoveries or insurance proceeds, cash paid in connection with repairs, as determined to be necessary by the Manager in good faith, of damage to the affected Container, and further including sales commissions paid to brokers and expenses of re-positioning and rehabilitation incurred in order to prepare Containers for sale), all calculated on an accrual basis.

“New” as applied to “containers” offered by Manager to Owner for purchase and/or “Containers” purchased by Owner from Manager shall mean containers and/or Containers with respect to which: (i) CAI has issued an acceptance certificate to the respective manufacturers and/or suppliers thereof not more than six months prior to the date title has been/will be transferred to Owner, and (ii) the initial entry thereof on CAI’s balance sheet has been/will have been made not more than six months prior to the date title has been/will be transferred to Owner.

“Operating Expenses” shall not include *** as defined by GAAP but shall include the following:

(i) All direct expenses and costs related to the ownership, operation and management of the Containers, including, but not limited to, the expenses of maintaining, repairing (including the cost of repairs made pursuant to a Damage Protection Plan), refurbishing, storing, repositioning, surveying, recovering, and handling the Containers, including the cost of spare parts; marketing-agents’ and depot fees; bad debt expense, legal fees and other costs which are directly related to the Containers, including, but not limited to legal fees and other costs incurred without fault of Manager by reason of uninsured claims for personal injury or property damage; insurance premiums for any special insurance required by Owner for the Containers which coverage does not apply to all other containers in Manager’s Fleet; and charges, assessments or levies of whatever kind or nature imposed upon or against the Containers including ad valorem, gross receipts and/or other property taxes imposed against such Containers or against the revenues generated by such Containers. Notwithstanding the foregoing, Manager shall not reserve as bad debt expense amounts in excess of *** of Revenues generated in any quarter without first obtaining the written consent of Owner or Owner’s Agent.

[***] = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) Certain indirect expenses which are incurred for Manager’s Fleet which are attributable to all the containers in Manager’s Fleet and which expenses are reasonably ***. Such indirect expenses may include but are not limited to: data processing costs, legal costs, examination, investigation and other costs incurred as a result of governmental regulatory actions or the collection of bad debts; the costs described in the proviso contained in Section 5(g); and the cost of insurance premiums to insure all the containers in Manager’s Fleet including the Containers.

Operating Expenses shall be calculated on an accrual basis in accordance with Generally Accepted Accounting Principles (“GAAP.”)

During the period of time which commences on the date that Manager takes initial possession of a Container from its manufacturer and continuing up to, but not including, the day on which Owner pays for that Container (the “Pre-Payment Period”), all Revenues generated by and all Operating Expenses attributable to that Container, with the exception of initial repositioning expenses paid by Manager, if any, and certain initial supply fees paid by the first Lessee thereof, if any, as hereinafter described, will be credited or debited, as applicable, to Manager’s account. Commencing on the day Owner pays Manager for a Container and continuing through the Term and any renewal terms of this Agreement, all Revenues and Operating Expenses generated by and/or attributable to that Container shall be credited or debited, as applicable, to Owner’s account on the terms set forth in this Agreement. Notwithstanding the foregoing, repositioning and related expenses, if any, reasonably incurred by Manager to expedite the initial lease-out of a Container to a Lessee prior to its purchase by Owner shall be charged to the account of Owner as an Operating Expense under this Agreement, and any reimbursement of the aforesaid charges made by such Lessee to Manager which are so specifically designated on Manager’s invoice to the Lessee shall be credited to the account of Owner as Revenues under this Agreement, but in no event will the amount credited to Revenues exceed the amount charged to Owner as Operating Expense.

“Original Containers” shall mean the 20-foot and 40- dry van containers and 40-foot high cube containers (as more specifically described in the Exhibits to the Initial Management Agreement) which were purchased by Owner from Manager and placed under Manager’s management in accordance with the terms of the Initial Management Agreement.

“Owner’s Agent” shall mean Hakman Capital Corporation, a California corporation.

“Owner’s Fleet” shall mean any and all new All-Corten, 20-foot and/or 40-foot dry van containers, and/or 40-foot high cube containers (as more specifically described in Exhibit E to this Agreement), which are purchased by Owner from Manager pursuant to one or more Acquisition Agreements and placed under Manager’s management pursuant to the terms of this Agreement. The containers comprising Owner’s Fleet may hereinafter be referred to interchangeably as “Containers.”

[***] = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Parties” shall mean Owner and Manager.

“Per Container Price” is the all-inclusive price for each Container which Owner will pay to Manager for transferring title to Owner free and clear of all liens (other than Permitted Liens) and other encumbrances after the newly manufactured Container has been fully and completely prepared to be in an Available for Lease condition. The Per Container Price includes Manager’s purchase price for the Container plus all sales and use taxes payable in connection with the purchase of the Container from the manufacturer and/or the sale of the Container to Owner plus preparation fees, out-of-pocket costs and expenses incurred by Manager (or any third party at -Manager’s request) prior to the initial lease-out of the Container, which fees, costs and expenses are necessary to make the Container ready for initial lease-out, and a ***. Preparation fees, costs and expenses include, but are not limited to, inspection fees, moving, storage, positioning and handling charges (to move the Container from the factory to the manufacturer’s delivery point), plus the cost of marking the-Container and placing Manager’s and Owner’s logos, marks, plates and/or decals on the Container. The “Average Per Container Price” for each Container Type is derived by adding the Per Container Prices for all Containers of that Container Type in each incremental group of Containers placed under this Agreement by Owner and Manager (hereinafter a “Group”) and dividing the resulting total by the total number of Containers of that Container Type in that Group. The number of units by Container Type, the maximum Average Per Container Price for each Container Type, the all-inclusive Total Invoice Price, the approximate delivery date or dates and the anticipated manufacturers and manufacturing locations for the first Group of Containers to be acquired by Owner and managed by Manager under this Agreement (“Initial Group”) are set forth in Acquisition Agreement No. I entered into by Owner and Manager in March, 1996 and the amendments thereto, copies of which are attached and included in Exhibit E to this Agreement.

“Permitted Liens” shall mean liens for taxes, assessments, or other governmental charges or levies, liens of carriers, warehousemen, mechanics, materialmen, vendors, landlords and any other liens arising by operation of law in the ordinary course of business, which liens involve no imminent risk of loss to Owner; the rights of Manager under this Agreement; and the rights of the Lessees under the Leases, provided such Lessees are in compliance with their obligations thereunder.

“Pool” means the aggregate of all Containers or Original Containers purchased by Owner and placed under Manager’s management under with this Agreement or the Initial Management Agreement, as applicable, during a defined time period. Pool A shall be comprised of all Original Containers purchased by Owner and placed under the Initial Management Agreement from November 1, 1993 through July 31, 1995. Pool B shall be comprised of all Original Containers purchased by Owner and placed under the Initial Management Agreement from August 1, 1995 through March 31, 1996. Pool C shall consist of all Containers (including the Initial Group of Containers) to be purchased by Owner and placed under this Agreement from

[***] = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

April 1, 1996 through December 31, 1996. Pool D shall consist of any and all Containers to be purchased by Owner and placed under this Agreement from January 1, 1997 through December 31, 1997. Pool E shall consist of any and all Containers to be purchased by Owner and placed under this Agreement from January 1, 1998 through December 31, 1998. No Pool shall contain any container owned by any entity other than Owner.

“Revenues for a given period of time shall mean all revenues generated from operations related to the Containers for such period, including, but not limited to: net per diem rental charges, net Damage Protection Plan fees, net direct interchange charges, net drop-off charges, net handling charges, net off-hire charges, net pick-up charges, net survey charges, and other net charges arising from the leasing of the Containers, net Flat Fee Leasing Charges, but not including Net Proceeds from Sale or Disposition of Containers. In calculating Revenues for any period, credits given to Lessees against Revenues accrued in current or previous periods will be treated as contra-Revenue items. Revenues shall be calculated on an accrual basis in accordance with GAAP.”

“Sale or Disposition of Containers” shall mean any sale, exchange, loss or other disposition of Containers by Manager as a result of one or more of the events described in Sections 4(c) or 4(d) hereof.

“SCU Available Days” with respect to each Container Type for any given period of time shall mean the sum of the individual products obtained by multiplying the SCU of each Container of such Type by the number of days in such period during which each Container of that Type was Available for Lease.

“SCU Lease Days” with respect to each Container Type for any given period of time shall mean the sum of the individual products obtained by multiplying the SCU of each Container of such Type by the number of days in such period during which each such Container was on Lease.

“Sales Invoice(s)” shall mean Manager’s sales invoice(s) to Owner covering each delivery lot of Containers within a Group delivered to Manager on Owner’s behalf pursuant to Section 3 (e) hereof. The total sum invoiced in all Sales Invoices with respect to any Group of Containers shall equal the Total Invoice: Price for the Containers in that Group as reflected in the Acquisition Agreement for that Group of Containers.

“Standard Container Unit” or “SCU” shall mean the following for each type of container:

Container Type	SCU
20’ standard dry cargo	1.00
40’ standard dry cargo	1.60
40’ high cube dry cargo	1.68

“Substitute Container(s)” shall mean replacement container(s) of substantially similar value, type, quality, specifications, material, utility and age as the Container(s) for which such containers is/are so substituted, and shall be free and clear of all liens (except Permitted Liens), encumbrances or right of others whatsoever except the rights of Manager hereunder and the rights of the Lessees under the Leases. In the event one or more Substitute Containers are transferred to Owner by Manager in place of any of the Containers, Manager shall, at its sole expense, furnish Owner with a bill of sale in form and substance reasonably satisfactory to Owner with respect to such Substitute Container(s). Further, upon receipt of the Bill(s) of Sale for any Substitute Containers as aforesaid, Owner shall, at its sole expense, furnish Manager with Bill(s) of Sale in form and substance reasonably satisfactory to Manager with respect to any of the original Containers for which Manager has substituted a Substitute Container. In the event that any sales tax, transfer tax or customs duty becomes payable solely by reason of the substitution of Substitute Containers for Containers originally covered by this Agreement, Manager shall be liable to pay such sales or transfer tax or customs duty whether nominally imposed on Manager or Owner as a result of the substitution.

“Twenty-Foot Equivalent Container” or “TEU” shall have the meaning contained in Section 4 (b) (ii).

“Total Invoice Price” shall mean the total aggregate Per Container Prices for all Containers in each Group to be purchased by Owner from Manager.

“Utilization” for a given period of time shall refer to the average utilization percentage of each Container in Owner’s Fleet, and shall be calculated as the number of SCU Lease Days for all Container Types in Owner’s Fleet for the given period of time divided by the number of SCU Available Days for all Container Types in Owner’s Fleet for such given period of time, and then rounded to the nearest percentage point.

2. Scope of the Agreement.

Subject to all of the terms and conditions set forth herein:

(a) Owner and Manager have previously entered into Acquisition Agreement No. I pursuant to which Owner has contracted to purchase the Initial Group of Containers to be managed by Manager under this Agreement. Manager represents and warrants to Owner that the Average Per Container Prices charged to Owner for all Containers contained in the Initial Group and in any subsequent Group(s) of Containers to be purchased by Owner pursuant to future Acquisition Agreements, if any, reflect equipment acquisition prices and terms obtained by Manager for containers concurrently acquired by Manager and added to Manager’s Fleet for its own account.

(b) Owner hereby appoints Manager as agent to: 1) manage the Containers; 2) collect amounts due to Owner with respect to said Containers; 3) disburse funds of Owner to pay all costs, expenses and obligations of Owner (including all fees due the Manager) with respect to the Containers; and 4) transfer the balance of the funds collected to a bank account designated by Owner (“Owner’s Account”), all on the terms and conditions set forth herein. Manager accepts such engagement and agrees to act for Owner and to perform such duties in accordance with the terms and conditions set forth in this Agreement.

3. Acquiring the Owner’s Fleet.

Upon execution of this Management Agreement, Manager and Owner will perform the following respective tasks:

(a) As Owner and Manager agree on the acquisition of Groups of Containers by Owner to be managed by Manager under this Agreement, the terms of such acquisitions shall be set forth in successively numbered, written Acquisition Agreements.

(b) Manager will provide to each manufacturer manufacturing Containers, a set of Manager’s Standard Specifications for General Cargo Steel Containers dated July 11, 1995, (which specifications have previously been approved in writing by Owner’s Agent) to govern the Container manufacturing process. A copy of the aforesaid Standard Specifications is attached to this Agreement as Exhibit F.

(c) Manager will negotiate with container manufacturers selected by Manager the price and other terms and conditions under which the Containers will be manufactured and the date or dates on which each such manufacturer will have the Containers ready for delivery to Manager. Manager will contract for the manufacture of Containers with manufacturers which Manager utilizes for the fabrication of containers to be added to Manager’s Fleet for its own account.

(d) Manager will take (and/or will ensure that the manufacturer(s) take), all necessary steps and will arrange for all necessary procedures, including inspections and certifications, to prepare the Containers for lease out to major shipping lines or other credit-worthy Lessees.

(e) When delivery lots of Containers are in an Available for Lease condition, Manager and/or the manufacturer(s) of the Containers, will provide to Owner’s Agent FAXed copies and will promptly transmit to Owner’s Agent the originals of the following documents:

(1) A Certificate (the “Certificate”) signed by Manager to be countersigned by Owner’s Agent. The Certificate will certify that a delivery lot of Containers, listed by serial number, has been manufactured in accordance with the terms of this Agreement and the applicable specifications therefor, and is Available for Lease. The Certificate shall specify the Per Container Price, the number of Containers covered by the Certificate, and the aggregate Per Container Prices due Manager from Owner with respect to the Containers covered thereby. The Certificate shall also contain a representation and warranty by Manager that none of the Containers covered thereunder is off-lease and located in the State of California at the time Manager executed the Certificate.

(2) Manager’s Sales Invoice(s) for the aggregate Per Container Prices of the Containers covered in Manager’s Certificate(s).

(3)(A) Bill(s) of Sale signed by Manager which pass(es) title to the Containers listed in the Certificate(s) to Owner free and clear of all liens (other than Permitted Liens) and other encumbrances upon payment in full of the purchase price for such Containers to Manager by Owner and receipt of such payment by Manager. A Schedule will be attached to the Bill(s) of Sale listing the serial numbers of the Containers covered therein.

(4) Certificates of Inspection covering the Containers listed in the Certificate(s) prepared by an internationally recognized container inspection firm such as Bureau Veritas, together with prototype and individual container approvals.

(5) MANAGER AGREES TO ASSIGN TO OWNER IN WRITING ALL WARRANTIES MADE BY THE MANUFACTURER(S) OF THE CONTAINERS TO THE EXTENT SUCH WARRANTIES ARE ASSIGNABLE. UPON RECEIPT OF THE PURCHASE PRICE THEREFOR, MANAGER WARRANTS THAT OWNER SHALL HAVE GOOD TITLE TO THE CONTAINERS. SAVE AS AFORESAID, MANAGER MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE CONTAINERS. MANAGER, NOT BEING THE MANUFACTURER NOR AGENT OF THE MANUFACTURER OF ANY OF THE CONTAINERS SOLD HEREUNDER, NOR A DEALER IN CONTAINER EQUIPMENT, MAKES NO SEPARATE WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS OF THIS EQUIPMENT FOR ANY PARTICULAR PURPOSE, OR AS TO THE QUALITY, DESIGN, CONDITION, CAPACITY, SUITABILITY, MERCHANTABILITY OR PERFORMANCE OF ANY OF THE CONTAINERS OR OF THE MATERIAL OR WORKMANSHIP THEREOF. The foregoing shall not derogate from any responsibilities with respect to the Containers specifically assumed by Manager under the provisions of this Agreement.

(f) Owner will cause Owner’s Agent to review the documentation, and if all is in order, cause Owner’s Agent to signify its approval by counter-signing the Certificate and FAXing the Certificate, the Sales Invoice(s) and accompanying documentation to Owner. Immediately upon receipt of the documentation, Owner will cause Owner’s Agent to return a copy of the fully executed Certificate to Manager and to forward the original of all documentation to Owner upon receipt from Manager.

(g) Upon receipt of the FAXed documentation described in subsection (f) above, Owner will promptly wire transfer to a bank account designated by Manager the amount due Manager as specified in Manager’s Certificate and the accompanying Sales Invoice(s). If any of Manager’s Sales Invoices for the aggregate Per Container Prices of any delivery lot of the Initial Group of Containers or any delivery lot of any additional Group of Containers purchased by Owner pursuant to Section 3A is/are not paid in full (by wire transfer to the account designated by Manager) within ten (10) business days of receipt by Owner of the faxed documents required by sub-sections 3 (e) (1) through (4) of this Agreement, then, without in any way diminishing Owner’s obligation to make immediate payment of such Sales Invoice(s), Manager shall be entitled to recover from Owner: (x) interest on the outstanding balance(s) due under such Sales Invoice(s) from time to time, computed from the date of such Sales Invoice(s) until paid in full at the rate of Manager’s actual cost of borrowing funds under its bank line of credit for the first five days and the lesser of twelve per cent per year or the maximum amount permitted by applicable law for all remaining days until paid in full; and (y) all damages suffered by Manager as a result of Owner’s failure to make timely payment of such Sales Invoice(s), including, but not limited to, carrying costs and penalties paid by Manager with respect to the acquisition costs of the

Containers covered by such Sales Invoice(s). If any of the aforesaid Sales Invoice(s) are not paid in full within fifteen (15) business days of their respective dates, Manager shall be entitled to withhold accrued interest charges thereon (computed as set forth above) and Manager’s accrued damages arising from such delayed payment: (i) from subsequent installments of Net Distributions due to Owner pursuant to Section 9(a) of this Agreement; and/or (ii) from subsequent installments of Net Distributions due to Owner pursuant to Section 9(a) of the Initial Management Agreement, provided that, Manager supplies to Owner and Owner’s Agent documentation of the interest charges assessed and damages deducted at the time each affected installment of Net Distribution is due to Owner. Furthermore, at any time that payment of (a) Sales Invoice(s) for any of the Initial Group or any additional Groups of Containers is/are overdue, Manager shall not be required to offer any additional containers for purchase by Owner under Section 3A until such overdue Sales Invoice(s), interest due thereon, and damages associated therewith has/have been paid in full to Manager.

3A. Purchase and Management of Additional Containers.

From time to time following execution of this Agreement and throughout the remainder of 1996, 1997, and 1998, Owner may request that Manager offer to Owner, or Manager may at its own initiative offer to Owner, for purchase by Owner and subsequent management by Manager under this Agreement, incremental lots of new 20 foot and 40 foot dry van containers and new 40 foot high cube containers at purchase prices to be agreed from time to time. Manager will provide to Owner and Owner’s Agent such information regarding price, quantity, Container Types, manufacturers, location and delivery dates for each incremental lot of equipment offered as is reasonably necessary to Owner and available to Manager to enable Owner to decide whether or not to purchase the offered lot of equipment. Owner will accept or reject in writing each offered lot of containers no more than thirty days from receipt of the required information regarding the offered containers. If Owner accepts any lot(s) of containers offered by Manager under this Section, such lot(s) shall become (an) additional Group(s) of Containers to be covered under this Agreement. Manager and Owner will enter into an Acquisition Agreement setting forth the Per Container Prices and Total Invoice Price for each such additional Group of Containers to be purchased by Owner and managed by Manager under this Agreement, and Owner, Owner’s Agent and Manager will fulfill their respective, additional obligations with respect to the manufacture, sale and purchase of such additional Group(s) of Containers as set forth in Section 3. Nothing contained in this Section shall require Manager to offer any additional containers to Owner during the remainder of 1996, during 1997 or during 1998.

4. Term.

(a) The term of this Agreement for each Container shall commence on the date that Container is acquired by Owner and shall expire on December 31, 2006 for Group C Containers, on December 31, 2007 for Group D Containers, and on December 31, 2008 for Group E Containers; provided that all such terms may be terminated prior to their stated expiration dates pursuant to the provisions of this Section 4, of Section 12 or of Section 13, or extended beyond their stated expiration dates pursuant to the extension provisions of this Section 4. Owner shall have the option, exercisable by providing at least six months’ written notice to Manager prior to the expiration of the original or first renewal term hereof, to extend this Agreement for one or two additional one year renewal terms on the terms and conditions contained herein. Further,

Owner may request by providing at least six months’ written notice to Manager prior to expiration of the second annual renewal term hereof, that the term of this Agreement be extended for an additional one-year renewal period, and, subject to mutual written agreement by the parties as to the terms of such renewal, this Agreement shall be so extended.

(b)

(i) Notwithstanding Section 4(a), this Agreement shall be terminable by Owner upon sixty (60) days written notice to Manager at any time when for the most recent calendar quarter either (i) the average *** or (ii) the average daily Net Operating *** for the Containers over the calendar quarter calculated (for purposes of this subsection only) on an accrual basis, has fallen below ***. Notwithstanding the foregoing, Owner shall not have the right to terminate this Agreement prior to January 31, 1997 under this provision.

(ii) If during the term of this Agreement the ***, as measured in TEUs, declines, for whatever reason, to a level that is *** or less than the *** in the month during which the execution of this Agreement took place, as set forth on Exhibit A hereto, Owner shall have the option of terminating this Agreement by providing Manager written notification of termination. Such termination shall be effective no earlier than 60 days following the delivery of such notice and shall be subject to the other provisions of this section regarding duties of Manager and Owner following termination hereof. As part of its regular quarterly reporting obligations set forth in Section 11(b), Manager agrees to inform Owner quarterly as to the *** must exercise its option to terminate contained in this subsection within 90 days following receipt of a quarterly report showing a decline in ***. For purposes of this Section 4(b), a TEU (twenty-foot equivalent unit) is 1 for all twenty-foot dry van and high cube containers in Manager’s Fleet, and 2 for all forty-foot dry van and high cube containers in Manager’s Fleet.

(c)

(i) As of the date that any Container covered by this Agreement is lost, destroyed, declared a total loss or rendered unfit as determined by Manager acting in good faith, Manager shall: (x) invoice and collect the casualty value of the destroyed or total loss Container from the Lessee or other bailee thereof as stipulated in the governing contract; and, (y) if the governing agreements so provide, in the capacity of Owner’s agent for this purpose only, but in Manager’s name, shall issue a bill of sale to such Lessee or bailee, as applicable, on an AS/IS WHERE/IS basis. Further, if title to the destroyed or total loss Container is not transferred to the Lessee or other bailee as aforesaid and the Container is redelivered to or recovered by Manager, Manager shall use good faith efforts to sell such Container for salvage on Owner’s behalf to a third party on terms and conditions which are consistent with the sales market for used containers of similar type, age and condition in the geographic area in which such Container is located. Manager shall, within ten (10) business days of receipt of the sales proceeds of such Container from the obligee(s) thereof, remit to Owner, net of the fees due to Manager pursuant to Section 7(b)(i), if any, with respect thereto, the Net Proceeds from Sale or Disposition of such

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Container. Immediately upon receipt of the Net Proceeds from Sale or Disposition for any Container covered under this Section, Owner shall execute and deliver to Manager a bill of sale for such Container transferring title to such Container to Manager on an AS/IS WHERE/IS basis and warranting only good title thereto with respect to Owner and parties claiming by, through or under Owner.

(ii) In the event a Lessee exercises a purchase option in (a) Lease(s) covering any of the Containers with respect to such Containers, as of the date of the exercise of such option, Manager shall be entitled to sell the Containers subject to the purchase option to the Lessee thereof pursuant to the terms of the governing Lease(s) without further authorization from Owner. Manager shall invoice and collect the purchase option prices of the Containers from the Lessee thereof as stipulated in the governing Lease(s), and, in the capacity of Owner’s agent for this purpose only, but in Manager’s name, shall issue a bill of sale to such Lessee, on an AS/IS WHERE/IS basis. Manager shall, within ten (10) business days of receipt of the purchase option proceeds from the Lessee with respect to such Containers, remit to Owner, net of the fees due to Manager pursuant to Section 7(b)(i), if any, with respect thereto, the Net Proceeds from Sale or Disposition with respect to all such Containers covered by this subsection. Immediately upon receipt of the Net Proceeds from Sale or Disposition for any Container(s) covered under this subsection, Owner shall execute and deliver to Manager a bill of sale for such Container(s) transferring title to such Container(s) to Manager on an AS/IS WHERE/IS basis and warranting only good title thereto with respect to Owner and parties claiming by, through or under Owner. In the event Manager enters into Lease(s) of Containers containing purchase option(s) covering more *** of the aggregate number of Containers then under management hereunder, Manager will, upon request of Owner, transfer to Owner a sufficient number of Substitute Containers of similar Container Type and age as the Containers for which substitution is being made, so that after giving effect to all purchase options in Leases then covering the Containers currently under Manager’s management, at least *** of the Containers are not subject to Leases containing purchase options. Upon receipt of Manager’s bill of sale for the Substitute Containers, Owner will deliver to Manager a bill of sale covering the Containers for which such Substitute Containers have been substituted on an AS/IS WHERE/IS basis and warranting only good title thereto with respect to Owner and parties claiming by, through or under Owner.

(d) If Manager, acting in good faith, determines that any Container covered under this Agreement has reached the end of its useful life as an intermodal cargo container offered for lease, Manager shall, without further authorization from Owner, use good faith efforts to sell such Container on Owner’s behalf to a third party on terms and conditions which are consistent with the sales market for used containers of similar type, age and condition in the geographic area in which such Container is located. Manager shall invoice and collect the sales proceeds with respect to such Container from the purchaser thereof and in the capacity of Owner’s agent for this purpose only, but in Manager’s name, shall issue a bill of sale to such purchaser on and AS IS/WHERE IS basis. Manager shall, within ten (10) business days of receipt of the sales proceeds from the purchaser with respect to such Container, remit to Owner, net of the fees due to Manager pursuant to Section 7(b)(i), if any, with respect thereto, the Net Proceeds from Sale or Disposition with respect to such Container. Immediately upon receipt of the Net Proceeds from Sale or Disposition for any Container covered under this subsection, Owner shall execute and deliver to Manager a bill of sale for such Container transferring title to such Container to Manager on an AS/IS WHERE/IS basis and warranting only good title thereto with respect to Owner and parties claiming by, through or under Owner.

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(e) Notwithstanding any other provision hereof, if any Container(s) (including for purposes of this Section only, Substitute Containers previously transferred by Manager to Owner) is/are subject to (a) Lease(s) at the time the original or any renewal term of this Agreement expires or at the time this Agreement is otherwise terminated pursuant to the termination provisions hereof, the provisions of this Agreement shall continue as to such Container(s) until such Containers have been returned by Manager to Owner or Owner’s designated agent as provided in subsection (g) hereof; provided that: (i) if the Lease(s) covering any such Container(s) does/do not by its/their terms terminate or expire within one (1) year after this Agreement expires or is terminated as to such Containers, or (ii) any of such Containers remain subject to (a) Lease(s) on the first anniversary of the expiration or termination date of this Agreement as to such Containers, then Manager may substitute Substitute Container(s) for such Container(s) or pay to Owner the then applicable fair market value of the Container(s) then under Lease(s), as agreed between Owner and Manager.

(f) Notwithstanding the expiration of the original or any renewal term .of this Agreement or termination hereof pursuant to the termination provisions of this Agreement, Manager shall continue to be obligated to collect all sums (including, but not limited to, insurance proceeds and Lessee indemnity payments payable in connection with any damage to or loss or destruction of any Containers covered hereunder), and to arrange, (for Owner’s account) for payment of all expenses, taxes and other charges with respect to such Containers due for or with respect to such Containers for such time periods as Manager is responsible for them pursuant to the terms of this Agreement. All Operating Expenses will continue to be borne by Owner for so long as Manager has any responsibilities for or with respect to any of the Containers pursuant to this subsection. Manager shall be entitled to its Management Fee and to all other fees due to Manager pursuant to the terms of this Agreement with respect to services performed as aforesaid until all of Manager’s obligations under this Section are discharged.

(g) Manager shall cooperate with Owner upon expiration or earlier termination of this Agreement to effect an orderly transition of the management of the Containers to Owner or to such other entity as Owner requests. Manager agrees to relocate the Containers and Substitute Containers, as applicable, as they come off Lease in an orderly fashion to facilities designated by Owner, if such relocation is necessary. To the extent not payable by a Lessee, Owner shall bear all costs of transporting, relocating, redelivering and storing the Containers and Substitute Containers upon expiration or termination unless termination is due to an Event of Default (as defined in Section 12) by Manager, in which case such costs shall be borne by Manager.

(h) Upon expiration or earlier termination of this Agreement, Owner shall be obligated to remove all of Manager’s marks, numbers, logos, and/or other markings from any Containers and/or Substitute Containers. At Owner’s request and Owner’s expense (unless this Agreement is terminated due to an Event of Default [as defined in Section 12] by Manager), Manager will remove its marks, numbers, logos and/or other markings prior to returning such Containers and/or Substitute Containers to Owner or its designated agent pursuant to the provisions of subsection (g) hereof.

5. Duties of Manager.

In consideration of the compensation to be paid to Manager by Owner pursuant to this Agreement, and subject to the agreement of Owner to make payments to Manager pursuant to this Agreement, Manager shall provide and perform, or cause its affiliate(s) to provide and perform (provided that in such case, Manager shall remain primarily responsible), on behalf of Owner the services set forth in this Section 5, which services shall be provided and performed during the term of this Agreement at a level or standard of care no less than the level or standard of care customarily applied by container lessors generally.

(a) In the event of a breach of any manufacturer’s, subcontractor’s, dealer’s or other entity’s warranty as to the condition, merchantability, fitness for a particular purpose, or otherwise with respect to any or all of the Containers, provided that Owner has specifically authorized in advance in writing the expenditure of all fees and expenses related thereto (including but not limited to legal expenses), Manager agrees to pursue all reasonable actions on Owner’s behalf against said warrantors at Owner’s expense. Manager makes no independent representations or warranties to Owner with respect to the condition, merchantability, fitness for any particular purpose with respect to any such Containers and shall have no liability to Owner for any breach of any manufacturer’s, subcontractor’s, dealer’s or other entity’s warranty with respect thereto.

(b) Use good faith efforts throughout the term of this Agreement to lease the Containers to oceangoing shipping lines or other Lessees as reasonably determined by Manager in accordance with its standard credit and collection policies and procedures which Manager normally uses with respect to other containers in Manager’s Fleet, and to manage Owner’s Fleet on a non-discriminatory basis in relation to the other containers in Manager’s Fleet, with respect to lease-outs, cash receipts, operating expenses, and other management services. In that regard, on a non-discriminatory basis relative to other containers in Manager’s Fleet, Manager will use its best efforts to avoid leasing all of Owner’s Fleet to one shipping line.

(c) Use good faith efforts to collect from Lessees, in accordance with the terms of any Lease, all rental payments and all other amounts due with respect to the Containers under any Leases and account for and remit those sums due to Owner as hereinafter provided. Notwithstanding the foregoing, Manager shall not be required to institute legal action to collect any sums due to Owner as aforesaid unless: (i) Manager determines to take such action to enforce such Leases with respect to *** covered by such Leases under which the Lessees have defaulted in their payment obligations to Manager and/or to Owner, or (ii) Containers constitute at least *** covered by such defaulted Lease(s), and Owner agrees to indemnify Manager with respect to such enforcement action (including with respect to claims, losses and liabilities asserted by the owners of any of the other containers in Manager’s Fleet covered by such defaulted Lease(s) including Manager itself) and to *** associated therewith including the reasonable cost of the time of Manager’s employees spent on such enforcement proceedings. *** incurred by Manager with respect to enforcement proceedings under subclause (i) shall be allocated proportionally based on the number of Containers included among the containers in Manager’s Fleet covered by such defaulted Leases, and Owner’s pro rata share thereof shall be deemed to be Operating Expenses

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for purposes of this Agreement. The costs and expenses incurred by Manager with respect to enforcement proceedings under subclause (ii) shall be wholly for Owner’s account and shall be deemed to be Operating Expenses for purposes of this Agreement upon Owner’s authorization to undertake such proceedings. With respect to enforcement proceedings undertaken by Manager pursuant to this subsection, Manager agrees to consult with Owner in each case in which the claims relating to Containers under such defaulted Lease can reasonably be expected to exceed *** and/or the costs relating to Containers under such defaulted Lease can reasonably be expected to exceed *** Manager further agrees to be guided in the conduct of such proceedings by the opinion of the majority in interest of all owners of containers (including the Containers) affected by such defaulted Lease, including for this purpose, Manager’s vote as owner with respect to the containers it owns for its own account.

(d) Take such steps as may be required to ensure that all obligations and duties arising under the Leases, whether of Lessees or Manager, are performed or complied with in an orderly and timely fashion; and terminate Leases under which the Lessees are in material default and recover possession of the Containers and enforce all rights of Manager and/or Owner with respect thereto, including the payment of all amounts owing under Leases or otherwise with respect to such Containers, institute and prosecute legal proceedings in the name of Owner and/or Manager as permitted by applicable laws in order to terminate such Leases and/or recover possession of the Containers and settle, compromise and/or release such proceedings or reinstate such Leases. Provided, however, that Manager may not settle any counter-claims filed against Owner without first receiving Owner’s written consent. Except as otherwise specifically provided in subsection (c) above, in determining what action to take, and ‘in performing its duties under this subsection, Manager shall be entitled to follow its standard credit and collection policies and procedures which Manager normally uses with respect to other containers in Manager’s Fleet. All costs and expenses incurred by Manager in performing the foregoing shall be allocated based on the number of Containers included among the containers covered by such defaulted Leases, and Owner’s share of such costs and expenses with respect to the Containers shall be deemed to be Operating Expenses for purposes of this Agreement.

(e) Cause all Containers to be maintained and repaired in the ordinary course of Manager’s business in good and safe operating condition and cause said Containers to be periodically inspected.

(f) Place and use its best efforts to maintain in effect on an “occurrence basis,” if available on commercially reasonable terms, throughout the term of this Agreement in Manager’s name a blanket insurance policy(s) covering the Containers, or an insurance policy covering all the containers in Manager’s Fleet including the Containers, under which Owner (and Owner’s lender(s) if applicable) will be named as additional insureds and loss payees, and including coverage which is at least as broad in scope and as great in amount as the coverage provided by Manager for other containers of the same Type(s) in Manager’s Fleet and coverage which is generally comparable to industry practices. Attached hereto, made a part hereof and marked, “Exhibit B,” is/are (a) certificate(s) of insurance which describes the coverage which Manager has in effect on Manager’s Fleet at the time of the execution of this Agreement which coverage will be extended to all Containers upon acquisition by Owner. Manager shall provide an executed original of such certificate to Owner and Owner’s Agent upon execution of this

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Agreement and shall continue to provide to Owner and Owner’s Agent (and to Owner’s lender(s) if applicable) renewal certificate(s) evidencing the coverages required herein prior to the expiration of the certificate(s) in existence at the time of the execution of this Agreement. All such certificates shall provide that the insurer shall give Owner and Owner’s Agent at least 30 days prior written notice of any cancellation or material modification of the coverage. Manager shall have the right to change its existing insurance coverage on the containers in Manager’s Fleet if in Manager’s reasonable and good faith judgment such change is required due to changing costs for insurance or changing industry practices. Manager agrees to notify Owner at least 30 days in advance of any such contemplated changes in insurance coverage. If Owner wishes insurance coverage which is broader in scope and/or greater in amount than that purchased by Manager for the containers in Manager’s Fleet, then Manager will cooperate in arranging such additional coverage and Owner shall pay the incremental cost thereof. Manager will use good faith efforts to insure the Containers at their respective Stipulated Loss Values as those values vary from time to time. If Manager is unable (within the parameters set forth herein) to obtain property loss and damage coverage for the Containers which values the Containers at their respective Stipulated Loss Values as those values vary from time to time, Manager will immediately notify Owners Agent so that Owner may attempt to obtain (at Owner’s sole cost) supplemental coverage for the Containers if Owner so elects.

(g) On behalf of Owner pay all Operating Expenses including charges, assessments, and levies imposed upon or against the Containers other than charges, assessments or levies payable by and chargeable to any Lessee under any Lease or otherwise, of whatever kind or nature and, in Manager’s reasonable discretion, defend against any such charges, assessments or levies and seek revision or appeal from any charge, assessment or levy deemed improper, all such actions to be in the name of Manager or Owner or both as Manager determines in its reasonable discretion, and brought on behalf of Owner and at the expense of Owner. Provided, however, if Manager brings an action the outcome of which will directly affect containers in Manager’s Fleet owned by entities other than Owner, Owner’s responsibility for costs incurred in such actions shall be shared proportionally with the other owners on the basis of the number of affected Containers to all affected containers in Manager’s Fleet. If Owner chooses to utilize the Containers as collateral for debt financing purposes at any time while such Containers remain covered by this Agreement, Owner shall pay all sums due with respect to such financing (“Debt Capital”) in full in a timely manner, and shall indemnify Manager and any Lessee’s of the Containers from the consequences of any failure by Owner to remain in compliance with the terms of such Debt Capital.

(h) Monitor and record status and/or location and movement of the Containers and make such records available for inspection by Owner or Owner’s Agent during reasonable business hours and after reasonable notice, and allow Owner and Owner’s Agent to make photocopies thereof. Make available to Owner and Owner’s Agent for discussion and questions such of Manager’s employees as reasonably requested by Owner or Owner’s Agent during reasonable business hours.

(i) Maintain or have maintained complete and accurate books and records indicating by serial number the ownership of each Container and of transactions relating to the Containers and retain such books and records in accordance with Manager’s normal records retention policies, and will make such books and records available for inspection by Owner or Owner’s Agent during reasonable business hours and after reasonable notice, and allow Owner or Owner’s Agent to make photocopies thereof.

(j) As soon as reasonably practicable, place decals, plates and/or such other marks, legends, or decals on the Containers to indicate that such Containers are owned by Owner and that they may be subject to a security interest in favor of one or more financial institutions. Manager may also label the Containers with all of its customary labels, marks and decals and/or to indicate that they are managed by Manager. The cost of placing all such marks, legends or decals on the Containers shall be included in the Per Container Price and Total Invoice Price paid by Owner.

(k) Advise Owner with respect to the sale of any Containers and, upon request of Owner, cooperate with Owner to use good faith efforts in securing a purchaser for such Containers; provided, however, that except as expressly provided in Section 4(c), 4(d), 7, and Section 13 hereof, Manager shall not have any authority to offer for sale, contract or agree to sell, or sell any of the Containers.

(l) Upon removal of any Container from coverage under this Agreement pursuant to Section 13(a)(ii), unless such Container is sold or disposed of by Manager on behalf of Owner in accordance with Section 13(a)(ii), arrange as promptly as possible for the transportation of such Container, at Owner’s expense, in an “as is” condition to such destination as requested by the Owner.

(m) Subject to Section 13, cause Capital Improvements to be made to the Containers.

(n) Concurrently with the monthly payment of Owner’s Net Distribution required under Section 9 of this Agreement, remit into Owner’s Account the amount of Net Proceeds from Sale or Disposition of Containers accrued during such time period, and notify Owner’s Agent of the date and amount of such payment.

(o) Should Owner decide to utilize the Containers as collateral for the purpose of raising Debt Capital, Manager will cooperate with Owner with respect to Owner’s negotiation and documentation of Owner’s Debt Capital, provided that Manager shall not have any responsibility for arranging Owner’s Debt Capital, and further provided that Manager’s reasonable out-of-pocket costs with respect thereto will be reimbursed by Owner on demand.

(p) Except for: (i) any security interest granted- by Owner with respect to Owner’s Containers, (ii) the rights of Manager under this Agreement; (iii) the rights of the Lessees under the Leases; not create or suffer to exist any lien, security interest, mortgage or other encumbrance in or on the Containers or any component thereof other than Permitted Liens, or permit the Containers to be or become subject to any lien, security interest, mortgage, or other encumbrance other than Permitted Liens.

(q) Provide such advice and perform such services incidental to the management of the Containers as may from time to time be reasonably requested in writing by Owner.

6. Authority of Manager; Relationship of Manager and Owner.

(a) It is recognized that Manager will act as agent for Owner and for owners of other containers in Manager’s Fleet which are substantially identical to the Containers as well as principal with respect to containers in Manager’s Fleet owned by Manager. It is recognized that Manager will receive from owners of other containers in Manager’s Fleet compensation which may or may not be equivalent to that payable by Owner hereunder. It is recognized and agreed that Manager’s services for, and its obligations and rights with respect to, Owner and the owners of other containers in Manager’s Fleet are several. It is expressly understood herein that any actions taken on behalf of Owner and/or other owners of containers in Manager’s Fleet will be taken as agent for Owner and for such other owners, severally and individually. The Parties expressly recognize and acknowledge that this Agreement is not intended to create a partnership, joint venture or other entity among Owner, other owners of containers in Manager’s Fleet and/or Manager, and, with respect to any sharing of costs or benefits among Manager, Owner and owners of other containers managed by Manager, is intended only to provide a sharing of certain operating expenses enumerated in this Agreement which are most accurately accounted for on the basis of Manager’s entire Fleet, which expenses are then allocated pro rata among the owners of all the containers in Manager’s Fleet, including the Containers. Under no circumstances may this Agreement be interpreted to provide for a sharing of benefits between Owner and the owners of other containers managed by Manager.

(b) Manager acknowledges that, except with respect to the obligations of Owner to make the payments of the fees and expenses set forth in this Agreement, Manager shall have no property interest in any funds generated by, or in connection with, the operation of the Containers. In order to further evidence the relationship between Manager and Owner created by this Agreement, Manager agrees with Owner as follows:

(i) Notwithstanding that the Owner’s Containers will be included in the Manager’s Fleet, Manager shall not have any right, title or interest in such Containers except as expressly provided herein and in the conduct of its business Manager will not hold itself out as the owner of such Containers nor take any action which would be inconsistent with the ownership of such Containers by Owner or which would otherwise be inconsistent with, or outside the scope of, the agency created under this Agreement;

(ii) All funds received from or for the account of Owner or with respect to Owner’s Containers will be applied as expressly provided for in this Agreement; and

(iii) Owner’s Containers shall not be classified as an asset of Manager or any of its affiliates in any accounting records, financial statements or income tax returns although this Agreement and the fees and other payments due Manager hereunder may be so classified.

7. Fees to Manager.

(a) Management Fee. Each month during the term hereof, Manager shall earn a Management Fee which shall be estimated monthly in accordance with .subsection (ii) below and recomputed on a final quarterly basis in accordance with subsection (iii) below.

(i) Manager shall be entitled to a Management Fee for all Containers, paid monthly and adjusted quarterly on a *** basis, using the actual number of calendar days in the month or quarter for which the Management Fee is payable. The Management Fee may not fall below the indicated Management Fee Floor nor may it rise above the indicated Management Fee Ceiling. Any Management Fee that would have been paid but for the operation of the Management Fee Ceiling, wholly or partially, for any quarter shall not be carried over to or paid ***.

(ii) The monthly Management Fee shall be estimated as follows: If the average *** generated by all the Containers for a particular month is ***, the Management Fee for that month shall be *** (the “Management Fee Floor”) of the total dollar amount of NOI produced by Owner’s Fleet during that month. If the *** generated by all the Containers for a particular month is ***, the Management Fee for that month shall be *** (the “Management Fee Ceiling”) of the total dollar amount of NOI produced by Owner’s Fleet during that month. If the *** generated by all the Containers for a particular month is *** ***, the Management Fee for that month shall be *** (on the basis of linear interpolation) between the Management Fee Floor and the Management Fee Ceiling.

(iii) Within forty-five (45) days after the end of each calendar quarter, the Manager shall recompute on an aggregated basis, the *** generated by *** covered by this Agreement and/or the Initial Management Agreement during that quarter. If the *** generated by all the Containers for that quarter is ***, the Management Fee for that quarter shall be *** (the “Management Fee Floor”) of the total dollar amount of NOI produced by Owner’s Fleet during that quarter. If the *** generated by all the Containers for that quarter is ***, the Management Fee for that quarter shall be *** (the “Management Fee Ceiling”) of the total dollar amount of NOI produced by Owner’s Fleet during that quarter. If the *** generated by all the Containers for that quarter is ***, the Management Fee for that quarter shall be *** (on the basis of linear interpolation) between the Management Fee Floor and the Management Fee Ceiling. If the quarterly Management Fee so recomputed is *** the dollar amount of the total of the ***, the Manager will make an *** to the final calculation of Owner’s Net Distribution for such quarter made in accordance with Section 9(b) so that the *** paid will equal the quarterly Management Fee so recomputed. If the quarterly Management Fee so recomputed is *** the dollar amount of the total of the ***, the Manager will make a *** to the final calculation of Owner’s Net Distribution for such quarter made in accordance with Section 9(b) so that the *** paid will equal the quarterly Management Fee so recomputed. Any adjustment to the quarterly Management Fee required by this subsection shall be implemented by adjusting ***, as applicable in each month during the following quarter until such adjustment has been fully implemented, or, if insufficient Management Fees or Net Distributions, as applicable, are generated during the following quarter to implement the adjustment required hereunder, the party which has received the overpayment shall remit in cash or cash equivalents, the outstanding balance due the other party at the end of the following quarter.

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(b) Incentive Disposition, Termination and Resale Fees.

(i) In the case of the sale by Manager of any Container pursuant to subsections 4(c)(i), 4(c)(ii), and/or 4(d) hereof, Owner shall, with respect to each Container as aforesaid, pay to Manager an incentive fee (the “Incentive Disposition Fee”) equal to *** of the amount (if any) by which the Net Proceeds of Sale or Disposition of each such Container exceeds its Stipulated Loss Value calculated as of the date of sale thereof in accordance with, the formula contained in Exhibit C hereto.

(ii) Upon termination of this Agreement as to any Container(s) as a result of Section 12(a)(ii) and upon expiration of this Agreement at the end of the original or any renewal term hereof with respect to all Containers then covered by this Agreement, if Owner does not appoint Manager as Owner’s Agent for the sale of such Containers, Owner shall, with respect to each Container as aforesaid, pay to Manager a termination fee (the “Termination Fee”) equal to the lesser of: (i) $***, or (ii) *** received as a result of the sale of each such Container. For purposes of this section Net Sale Proceeds shall be defined as the gross sale proceeds received by Owner as a result of the sale of any Container(s) covered hereunder less all costs of such sale(s) (such as relocation, repair and remarking costs, but excluding any resale fees payable to any third party with respect to such sale(s).)

(iii) If Owner desires to appoint Manager as Owner’s sales agent with respect to the disposition of Containers pursuant to Section 13 (a) (ii) and/or at the expiration of the original or any renewal term of this Agreement, Owner and Manager will in good faith negotiate a separate agreement with respect thereto (“Resale Agreement(s)”) pursuant to which Manager will receive a Termination Fee of *** per Container plus such other compensation for resale services with respect to the Containers covered thereby as is agreed by Owner and Manager.

(iv) Manager shall be entitled to deduct Fees due to Manager pursuant to subsections (i) and/or (iii) hereof from: (p) the Net Proceeds from Sale or Disposition of any Containers sold by Manager on Owner’s behalf pursuant to Sections 4(c) and 4(d); and (q) the sales proceeds from any Containers sold by Manager on Owner’s behalf pursuant to the Resale Agreement(s). Further, with respect to Fees due to Manager pursuant to subsection (ii) hereof, Manager shall submit to Owner its invoice for Fees due within thirty days of returning such Containers to Owner or to Owner’s designated agent, and Owner shall pay such invoice within ten working days of receipt thereof.

8. Terms & Condition of Leases and other Agreements Affecting Containers.

(a) In negotiating Leases and/or other agreements governing groups of containers, some of which may be Containers, Manager will negotiate, on a non-discriminatory basis, terms and conditions which are consistent with the commercial and standard Lease and/or other contractual terms and conditions which Manager uses with respect to all other containers in Manager’s Fleet. Attached hereto as Exhibit D are true and correct copies of Manager’s standard Lease forms. Manager agrees to notify Owner if said forms of Lease are materially modified with respect to any Lease covering Containers.

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(b) Without limiting the foregoing, Manager shall provide that the depreciated replacement value formulas set forth in each Lease of a Container, or the loss value formula in any other agreement governing containers, as applicable, will yield an amount which is equal to or greater than the then applicable Stipulated Loss Value for the Containers calculated. in accordance with Exhibit C to this Agreement.

(c) Notwithstanding the other provisions of this subsection, Manager will not be deemed to be in breach of this Agreement if the loss value formula in any contract or other agreement affecting containers (including the Containers) is set by statute or other governing regulatory enactment at a value less than the then applicable Stipulated Loss Value of any of the Containers covered thereunder.

9. Owner’s Account: Remittance to Owner: Payment of Certain Costs: Withholding Tax.

(a) Owner’s Net Distribution for each month of the term of this Agreement shall be deposited by Manager by wire transfer or direct deposit into the Owner’s Account, as defined in Section 2. It is specifically understood that Manager is acting as Owner’s agent for collection of the Revenues generated by Owner’s Fleet and that Manager is required to turn over those Revenues, less Operating Expenses and Management Fees withheld, to Owner’s Account at the times set forth in subsection 9(b).

(b) In remitting Owner’s monthly Net Distribution to Owner’s Account on an ongoing basis, the Parties understand that Manager may not have in its possession all invoices and other data necessary to calculate with complete accuracy the amount of the Owner’s Net Distribution for that month. Accordingly, Manager shall remit by wire transfer to Owner’s Account, within sixty days following the final business day of each month, an estimated amount of Owner’s Net Distribution for such month, it being understood that except for the first three months during the term hereof, an amount equal to *** for the previous quarter is a reasonable estimate of Owner’s monthly Net Distribution. No later than forty-five days following the end of the calendar quarter, Manager shall provide Owner with an adjusted calculations of the Net Distribution for the preceding quarter, computer on a quarterly basis. Further, Manager shall, in accordance with Section 7(a)(iii), make the appropriate adjustments to future monthly Net Distributions to Owner, and/or Manager or Owner shall make such payments, as are necessary to implement the adjustments for such quarter as to recalculated.

(c)

(i) If the Manager is required by law to (i) pay any assessments, levies, tax and/or penalties imposed upon or against the Containers and/or this Agreement and/or any sums payable to Manager or Owner hereunder (other than taxes imposed on Manager’s net income and sums chargeable to and paid by any Lessee under any Lease or otherwise), or (ii) to make any deduction or withholding on account of any tax, levy, penalty or assessment from any sum payable to the Owner hereunder, Owner shall upon receipt of details of such payments made by

[***] = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Manager pursuant to clause (i) above, pay to Manager such additional amount as is necessary to ensure that, after making any payment(s), deduction(s) or withholding(s) as may apply thereto, Manager shall receive and retain (free of any liability in respect of any payment, deduction or withholding other than any liability in respect of any tax imposed on- Manager by any country or political subdivision of which Manager is a domiciliary, resident or citizen which is based on or measured by Manager’s net income) a net sum equal to what it would have received and so retained hereunder had no such deduction, withholding or payment been required to have been made. Manager agrees to execute and deliver all such documents and instruments, and to take all such action, as Owner shall reasonably request to minimize amounts to be withheld pursuant to such withholding requirement or to exempt amounts from such withholding requirement and to effect any necessary compliance with any such withholding requirement.

(ii) Owner certifies to Manager that Owner is entitled to receive payments under this Agreement without deduction or withholding for United Stated Federal Income Tax or any income tax imposed by any state or other jurisdiction and agrees to provide Manager with all forms which Manager reasonably requests to file with the appropriate taxing authorities to document such exemption. If for any reason Owner is not entitled to any exemption or fails to provide Manager with the above-described forms, Owner hereby authorizes Manager to withhold taxes from amounts otherwise distributable to Owner and to make tax payments on Owner’s behalf as required by applicable law, and Manager shall promptly provide to Owner a certificate of payment with respect to such withholding tax paid by Manager on Owner’s behalf.

(d) Manager shall promptly notify Owner’s Agent in writing, by FAX, or otherwise, of the date and amount of each wire transfer made to Owner’s Account.

10. Indemnification.

(a) OWNER SHALL DEFEND, INDEMNIFY AND HOLD MANAGER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, DAMAGES, EXPENSES, LOSSES OR LIABILITIES (INCLUDING REASONABLE ATTORNEYS’ FEES) INCURRED BY OR ASSERTED AGAINST MANAGER AS A RESULT OF THE OWNERS PERFORMANCE OR NONPERFORMANCE OF ANY OF ITS OBLIGATIONS HEREUNDER OR THE USE, MANAGEMENT, OPERATION, POSSESSION, CONTROL, MAINTENANCE OR REPAIR OF THE CONTAINERS; PROVIDED, HOWEVER, THAT THE FOREGOING INDEMNITY SHALL NOT APPLY TO ANY CLAIM, ACTION, DAMAGE, EXPENSE, LOSS OR LIABILITY TO THE EXTENT DIRECTLY OR INDIRECTLY CAUSED BY OR ARISING FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF MANAGER OR MANAGER’S BREACH OF THIS AGREEMENT OR DEFAULT BY MANAGER IN THE PERFORMANCE OF ITS RESPONSIBILITIES UNDER THIS AGREEMENT, OR ANY MISREPRESENTATION OF MANAGER. THE INDEMNITY DESCRIBED IN THIS PARAGRAPH SHALL NOT INCLUDE INDEMNIFICATION FOR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR SIMILAR CLAIMS ARISING UNDER ANY LEGAL THEORY WHATSOEVER, WHETHER TORT OR CONTRACT, IN LAW OR IN EQUITY.

(b) MANAGER SHALL DEFEND, INDEMNIFY AND HOLD OWNER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, DAMAGES,

EXPENSES, LOSSES OR LIABILITIES (INCLUDING REASONABLE ATTORNEYS’ FEES) INCURRED BY OR ASSERTED AGAINST OWNER AS A RESULT OF MANAGER’S NEGLIGENCE OR WILLFUL MISCONDUCT OR A BREACH BY MANAGER OF THIS AGREEMENT OR DEFAULT BY MANAGER IN THE PERFORMANCE OF ITS RESPONSIBILITIES UNDER THIS AGREEMENT, INCLUDING ANY LOSS OR DAMAGE INCURRED BY OWNER AS A DIRECT OR INDIRECT RESULT OF OR ARISING OUT OF ANY MISREPRESENTATION OF MANAGER. THE INDEMNITY DESCRIBED IN THIS PARAGRAPH SHALL NOT INCLUDE INDEMNIFICATION FOR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR SIMILAR CLAIMS ARISING UNDER ANY LEGAL THEORY WHATSOEVER, WHETHER TORT OR CONTRACT, IN LAW OR IN EQUITY.

(c) If any claim, action, damage, expense, loss or liability directly or indirectly arises as a result of the negligence, willful misconduct or breach of this Agreement or the default by both Owner and Manager, responsibility shall be apportioned based upon the degree to which each Party’s negligence, willful misconduct or breach of this Agreement or default contributed to the ultimate claim, action, damage, expense, loss or liability.

(d) The indemnifications in favor of Owner and Manager provided for in this Section 10 shall survive the termination of this Agreement.

11. Reports.

(a) Within ten (10) days following the final business day of each month, Manager will submit to Owner’s Agent a report showing Revenues for the previous month, Operating Expenses for the previous month, the estimated Management Fee due to Manager for the previous month, and the estimated Net Distribution to Owner due with respect to the previous month, calculated separately for each Pool of Containers and Original Containers then covered under this Agreement and/or the Initial Management Agreement. The report required hereunder shall precede the monthly remittance from Manager to Owner contemplated under Section 9(b) of this Agreement, and the figures contained therein shall be subject to adjustment pursuant to the quarterly adjustment provisions of subsection 9(b) of this Agreement.

(b) Not later than forty-five (45) days after the end of every calendar quarter, Manager will furnish to Owner’s Agent at Manager’s expense, a reconciliation of all the calculations included under Section 4(b), Section 7, and Section 9 with respect to accounts receivable and accounts payable balances at quarter-end for all Containers, and an unaudited statement of operations and operating statistics relative to Manager’s compliance with Section 4(b)(i), all in form acceptable to Owner, said statement of operations and operating statistics to be with respect to the Containers and also with respect to all containers in Manager’s Fleet of the same Container Types as the Containers, for such period and for all the preceding quarterly periods in the calendar year. The aforesaid reconciliations will be provided both on separate basis for each Pool of Containers and Original Containers then covered under this Agreement and/or the Initial Management Agreement and on an aggregated basis for all Pools of Containers and Original Containers then covered under this Agreement and/or the Initial Management Agreement.

(c) Not later than ninety (90) days after the close of each calendar year, Manager will deliver to Owner’s Agent a report prepared by a firm of independent certified public accountants as to their review (which review will not constitute, and is not intended to be the equivalent of, an audit of the operations of Manager’s Fleet), prepared (at the expense of Owner) with respect to accounts receivable and accounts payable balances at year-end for all Containers, of the operations of the Containers and the correctness of the computations made by Manager pursuant to Section 4(b), Section 7, and Section 9 for the immediately preceding calendar year and the conformity of the procedures followed by Manager in connection with such computations to the obligations and duties of Manager under this Agreement.

(d) Owner shall have the reasonable right to approve the selection of the firm of independent certified public accountants that prepare the review described in Section 11(c) above. The current firm used by Manager is KPMG Peat Marwick which Owner hereby approves. Further, if Owner wishes to have an audit instead of a review, Owner shall pay the incremental cost thereof, and Manager shall cooperate fully in said audit.

(e) If Owner should utilize the Containers as collateral for a Debt Financing, Manager will furnish to Owner’s lender(s), if so requested by Owner, and to Owner and Owner’s Agent on a monthly basis, such other information as Manager generally provides to owners of containers managed by it.

12. Events of Default.

(a) The occurrence of any of the following events shall be an event of default (an “Event of Default”) under this Agreement:

(i) The failure of either Party to pay to the other any net amounts due within ten (10) days after any such amounts are due and payable under this Agreement or the Initial Management Agreement;

(ii) The breach by either Party of any material term, covenant or condition under this Agreement or the Initial Management Agreement, other than as specified in paragraph (i) above, which is not cured within thirty (30) days after written notice of such breach;

(iii) Any material representation or warranty made by Manager or Owner in this Agreement or the Initial Management Agreement shall prove to have been false in any material respect at the time made;

(iv) Failure by either Party to pay its debts generally as they become due, the filing by either Party of any petition or action under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors generally; or

(v) The filing of any involuntary petition under any bankruptcy, reorganization, insolvency, or moratorium law against either Party that is not dismissed within ninety (90) days thereafter, or the appointment of any custodian, receiver, or trustee to take possession of the property of either Party unless such petition is set aside or withdrawn within ninety (90) days from the date of said filing or appointment.

(b) Upon the occurrence of any Event of Default by a Party under this Agreement and in addition to any other remedies provided under applicable law, the other Party may, at its option, terminate this Agreement upon delivery to the defaulting Party of notice of such termination and/or pursue any other remedies available at law or equity.

(c) Upon termination of this Agreement because of default by Manager under this Section 12, Manager shall cooperate with Owner regarding the orderly transition of the management of the Containers pursuant to Section 4(g). If this Agreement is terminated by Owner as a result of a breach hereof by Manager as aforesaid, the rights of the Lessees under any then existing Leases of the Containers shall not be affected by termination of this Agreement so long as such Lessees remain in compliance with the terms of such Leases. In the latter circumstances Manager agrees to use its best efforts to ensure that an orderly transition of responsibility for the Containers shall be made in accordance with Owner’s directions and in a manner which will not disturb the rights of such Lessees, including, but not limited to, transferring to Owner suitable Substitute Containers in place of such on-Lease Containers.

13. Capital Improvements.

(a) If it is necessary in Manager’s reasonable opinion to make Capital Improvements to any or all of the Containers, Owner shall, within fifteen (15) days of notice from Manager of the estimated cost of such Capital Improvements either:

(ii) agree to pay for the cost of such Capital Improvements to any or all of such Containers; or

(iii) refuse to pay for the cost of such improvements to any or all of such Containers, in which case such Containers to which the recommended Capital Improvements are not made will cease to be covered by this Agreement as of the date Manager receives Owner’s written refusal to pay for the requested Capital Improvements. Owner will then have the option of selling any and all such Containers or of appointing Manager to sell or otherwise dispose of such Containers on such terms and conditions as are consistent with the sales market for used containers of similar type, age and condition in the geographic area in which such Container(s) is/are located.

Notwithstanding the foregoing, if the Capital Improvements requested by Manager are required to bring such Containers into conformity with any changes in applicable governmental regulations or industry standards applying to containers in general, Owner agrees that the requested Capital Improvement will be made at Owner’s expense to any of the Containers which are at the time of request and can reasonably be expected to remain on Lease to Lessees on the effective date(s) of such change(s) in regulations or standards, although Owner may elect the option contained in (ii) above with respect to any of the Containers which can reasonably be expected to be off Lease on the effective date(s) of such change(s) in regulations or standards.

(b) The cost of any Capital Improvement made to any of the Containers is acknowledged to be the responsibility of Owner. In connection therewith, any payments, including, without limitation, insurance proceeds or indemnity payments from Lessees (which shall not constitute Revenues hereunder and which shall be paid directly to Owner without deduction) received to cover any of the foregoing shall be first used to pay for any of the foregoing. If pursuant to Section 13(a)(i) Owner has agreed to pay for the cost of Capital Improvements, Manager shall have the right to require Owner to pay to Manager upon fifteen (15) days prior notice and demand the cost as invoiced for any Capital Improvement not otherwise paid for, as aforesaid, and Manager shall apply such payments to accomplish the same.

14. Representations and Warranties.

(a) Manager. Manager represents and warrants to Owner that the following representations and warranties are true and correct on the date Manager executes this Agreement and on each date that Manager sells Containers to Owner and/or executes as Addendum to this Agreement to include an incremental Group of Containers hereunder:

(i) Manager is a corporation duly formed and validly existing under the laws of Nevada, has the power and authority and legal right to carry on its business as now, and as proposed to be, conducted and is duly qualified to do business in such other jurisdictions in the United States in which the failure to so qualify would materially adversely affect its ability to lease and operate the containers in Manager’s Fleet or to perform its obligations with respect to such containers.

(ii) This Agreement has been duly authorized by Manager, and has been duly executed and delivered by Manager, and, assuming due authorization, execution and delivery thereof by Owner, constitutes or will then constitute valid, legal and binding agreements of Manager, enforceable against Manager in accordance with its terms.

(iii) The execution and delivery by Manager of this Agreement and Manager’s compliance with all of the provisions of this Agreement are within the powers of Manager, will not conflict with or result in a breach of any presently existing law or governmental rule or regulation or any presently existing order, writ, injunction or decree of any court or governmental authority against Manager or by which it or any of its properties is bound and will not conflict with, result in any breach of any of the provisions of, constitute a default under, or result in the creation of any lien upon any property of Manager under the provisions of, any corporate charter or other organic instrument of Manager or any bond, debenture, note, mortgage, indenture, deed of trust, agreement or other instrument to which Manager is a party or by which it may be bound or to which any of its property (whether owned or leased) may be subject; or in such instances in which the execution and delivery by Manager of this Agreement and Manager’s compliance with the terms hereof would conflict with or result in a breach of any material agreement or contract by which Manager is bound, appropriate consents and/or waivers will have been obtained prior to the execution hereof by Manager.

(iv) No authorization or approval from, consent of, or filing, registration or qualification with, any governmental or public body or authority, except as has been obtained or made or will be obtained or made in the ordinary course of Manager’s container leasing business, is necessary for the execution or delivery by Manager of this Agreement, the validity of this Agreement or the holding under lease or operation and leasing of the containers in Manager’s Fleet by Manager.

(v) Except to the extent that (A) the same are being contested in good faith and by appropriate proceedings in such manner so as not to cause any materially adverse effect upon the financial condition of Manager or the loss of any right of redemption from any sale thereunder, or the rights of Owner in, or Owner’s title to, Owner’s Containers; or (B) Manager shall have set aside on its books reserves as required by, and in accordance with, generally accepted accounting principles, (I) there are no material tax liabilities of Manager due or to become due for any tax year ended on or prior to the date of Manager’s most recent annual audited financial statements provided to Owner whether incurred in respect of or measured by the income of Manager prior to such date, which are not properly reflected in such financial statements or for which Manager is not entitled to appropriate indemnities from a party not an affiliate of Manager, (II) there are no material claims pending or, to the knowledge of Manager, proposed or threatened against Manager for past taxes, and (III) Manager has filed all domestic and foreign federal, state and material local income, sales, use and franchise tax returns required to be filed by it and has paid all taxes shown by such returns to be due and payable, and has filed all other tax returns, domestic or foreign, and paid all other taxes, reasonably believed by Manager to be required to be filed and to be due and payable, and there are no waivers or agreements by Manager for an extension of time for the assessment of any tax.

(vi) Manager (A) is not in violation of any material laws, ordinances or governmental rules or regulations (domestic or foreign) to which it is subject, and (B) has not failed to obtain or apply for any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business, which violation or failure to so obtain or apply would materially and adversely affect the business prospects or financial condition of Manager or the ability of Manager to perform its obligations under this Agreement or to lease and operate the containers in Manager’s Fleet, except such as will be obtained or applied for in the ordinary course of Manager’s container leasing business.

(vii) There are no suits or proceedings pending or, to the knowledge of Manager, threatened against Manager in any court or before any regulatory commission, board or other governmental administrative agency which if adversely determined would have a material adverse effect on the business or operations of Manager, financial or otherwise, or on its ability to fulfill its obligations under this Agreement or to lease and operate the containers in Manager’s Fleet.

(viii) Neither this Agreement nor any other written statement furnished to Owner by Manager in connection with the transactions contemplated hereby contains any untrue statement of a material fact known to Manager or omits to state a material fact known to Manager necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All historical data and records presented by Manager to Owner in evaluating this transaction have been carefully prepared and do not to the best of Manager’s knowledge misrepresent, or fail to omit, any material fact reasonably necessary to Owner to evaluate this transaction.

(ix) Since the date of Manager’s most recent annual audited financial statements provided to Owner, there has not been any material adverse change in the contemplated business, operations, properties or financial condition of Manager.

(x) Manager’s existing financing agreements exclude from the “Collateral” pledged by Manager to its banks any security interest in the Containers or the proceeds thereof, except to the extent that proceeds from management of the Containers under this Agreement constitute fees payable to and expenses reimbursable to Manager for providing services under this Agreement.

(b) Owner. Owner represents and warrants to Manager that the following are true and correct on the date Owner executes this Agreement and on each date that Owner purchases Containers from Manager and/or executes as Addendum to this Agreement to include an incremental Group of Containers hereunder:

(i) Owner is a corporation duly formed and validly existing under the laws of Switzerland, has the power and authority and legal right to carry on its business as now conducted, and is duly qualified to do business in such other jurisdictions in which the failure to so qualify would materially adversely affect its ability to perform under this Agreement.

(ii) This Agreement has been duly authorized by Owner, and has been duly executed and delivered by Owner, and, assuming due authorization, execution and delivery thereof by Manager, constitutes or will then constitute valid, legal and binding agreements of Owner, enforceable against Owner in accordance with its terms.

(iii) The execution and delivery by Owner of this Agreement and Owner’s compliance with all of the provisions of this Agreement are within the powers of Owner, will not conflict with or result in a breach of any presently existing law or governmental rule or regulation or any presently existing order, writ, injunction or decree of any court or governmental authority against Owner or by which it or any of its properties is bound and will not conflict with, result in any breach of any of the provisions of, constitute a default under, or result in the creation of any lien upon any property of Owner (other than the rights of Manager under this Agreement and the rights of the Lessees under the Leases in effect from time to time) under the provisions of, any corporate charter or other organic instrument of Owner or any bond, debenture, note, mortgage, indenture, deed of trust, agreement or other instrument to which Owner is a party or by which it may be bound or to which any of its property (whether owned or leased) may be subject.

(iv) No authorization or approval from, consent of, or filing, registration or qualification with, any governmental or public body or authority, except as has been obtained or made or will be obtained or made in the ordinary course of Owner’s business is necessary for the execution or delivery by Owner of this Agreement or the validity of this Agreement or the ownership and leasing of Owner’s Containers by Owner.

(v) Owner (A) is not in violation of any material laws, ordinances or governmental rules or regulations (domestic or foreign) to which it is subject, and (B) has not failed to obtain or apply for any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business, which violation or failure to so obtain or apply would materially and adversely affect the business prospects or financial condition of Owner or the ability of Owner to perform its obligations under this Agreement or to own and operate the Containers, except such as will be obtained or applied for in the ordinary course of Owner’s business.

(vi) There are no suits or proceedings pending or, to the knowledge of Owner, threatened against Owner in any court or before any regulatory commission, board or other governmental administrative agency which if adversely determined would have a material adverse effect on the business or operations of Owner, financial or otherwise, or on its ability to fulfill its obligations under this Agreement or to own or lease the Containers.

(vii) Neither this Agreement nor any other written statement furnished to Manager by Owner or Owner’s Agent in connection with the transactions contemplated hereby contains any untrue statement of a material fact known to Owner or to Owner’s Agent or omits to state a material fact known to Owner or to Owner’s Agent necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information presented by Owner and Owner’s Agent to Manager for use in evaluating this transaction has been carefully prepared and does not to the best knowledge of Owner or Owner’s Agent, misrepresent, or fail to omit, any material fact reasonably necessary to Manager to evaluate this transaction.

(viii) Owner has the financial resources necessary to purchase the Containers on the terms provided herein and to meet all financial commitments of Owner under this Agreement in full when and as due.

15. Notices.

Any notice, demand, request or other document which, under the terms of this Agreement or under any statute, must or may be given or made by Manager or Owner must be in writing, and shall be either personally delivered, or sent by telecopy, overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and addressed to Manager, Owner or Owner’s Agent at their addresses stated below. A copy of any notice sent to Owner must also be sent to Owner’s Agent. Any notice so delivered or sent shall be deemed to be given on the day personally delivered or telecopied, on the day following the day sent by overnight courier, or on the third day following the day sent by certified or registered mail.

If to Manager:

Container Applications International, Inc.

Three Embarcadero Center

Suite 1850

San Francisco, Ca. 94111-3834

Attention: M. John Nishibori

If to Owner:

P & R Equipment & Finance Corporation

Industriestrasse 6

CH 6301 Zug

Switzerland

Attention: Heinz Roth

If to Owner’s Agent:

Hakman Capital Corporation, Owner’s Agent

1350 Old Bayshore Highway, Suite 300

Burlingame, CA 94010

Attention: Richard R. Heath

Either Party may change such address by notice given to the other Party in the manner set forth above.

16. Miscellaneous.

(a) This Agreement shall be governed by and construed under the internal laws of the State of California, U.S.A.

(b) This Agreement may be executed in counterparts, each of which shall be deemed an original, but together shall constitute one and the same instrument.

(c) Titles and headings of sections of this Agreement are for the convenience of reference only and do not form a part of this Agreement and shall not in any way affect the interpretation hereof. Defined terms shall include the singular or plural, as the case may be. All references to Sections and Subsections shall be to sections and subsections of this Agreement, except as otherwise specifically provided. The words “hereof,” “herein,” “hereto,” and “hereunder” and words of similar purport when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) No modification or amendment to this Agreement shall be valid unless in writing and executed by both Parties.

(e) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of each Party; provided, however, that no assignment hereof by any Party or transfer of any Party’s rights hereunder, whether by operation of law or otherwise shall be valid or effective as against the other Party without the prior written consent of such other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Owner may, without the consent of the Manager, assign or transfer any or all of Owner’s rights hereunder (i) to one or more entities affiliated with Owner; and (ii) to a lender to Owner if Owner should utilize the Containers as collateral for a Debt Financing subject in each instance to the prior execution by such transferee of a confidentiality agreement with Manager in form and substance reasonably acceptable to Manager. Furthermore, with the prior written consent of Owner, which shall not be unreasonably withheld, Manager may assign this Agreement to an affiliate of Manager, provided that such assignment is made at the same time as the assignment of all other management agreements between Manager and third party owners of other containers in Manager’s Fleet, and further provided that Manager shall remain primarily responsible to Owner for the performance of Manager’s obligations hereunder. Except upon expiration or earlier termination of this Agreement as provided in Sections 4, 12 and 13 hereof and in subparts (i) and (ii) above, and subject always to the other provisions of this Agreement and to the rights of the Lessees under the Leases in effect from time to time with respect to the Containers, Owner shall not be entitled to sell any Container to any third party without the prior written consent of Manager, which consent shall not be unreasonably withheld. Nothing herein shall preclude a lender to Owner which holds a security interest in any or all of the Containers from exercising its rights against such collateral, subject always to the rights of the Manager hereunder and to the rights of the Lessees of such Containers under Leases thereof in effect from time to time.

(f) If any party fails to pay any amounts hereunder when due, such party shall pay interest on such amounts due (unless otherwise specifically provided by the terms of this Agreement) at a rate equal to the lesser of: (x) the then ***; or (y) the then ***.

(g) The waiver of any breach of any term or condition hereof by the non-defaulting party shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature.

(h) If any term or provision of this Agreement or the performance thereof shall to any extent be invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement, and the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(i) Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration held in San Francisco, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted by a panel of three arbitrators, one nominated by each Party within thirty days of commencement of the arbitration, and the third, who shall be a lawyer admitted to practice in California, selected jointly by the two arbitrators nominated by the Parties, within ten days of the nomination of the arbitrator last chosen by a Party.

(j) The terms of this Agreement are intended by the Parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.

(k) If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party, as determined by the judge or arbitrator, shall be entitled to recover from the other Party reasonable attorney fees and other costs reasonably required to prosecute and/or defend the legal action or arbitration, in addition to any other relief to which the prevailing Party is entitled.

(l) No rights or remedies afforded any Party hereunder upon the breach of any provision of this Agreement by the other Party are intended to be exclusive; and upon the breach of any provision of this Agreement by any Party, the other Party will be entitled to exercise any and all rights or remedies provided by applicable law or at equity or otherwise. Exercise of any one or more rights or remedies shall not preclude exercise of any other rights or remedies.

[***] = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MANAGER

CONTAINER APPLICATIONS INTERNATIONAL, INC.

By:
(Date)

Its:
(Title)

OWNER

P & R EQUIPMENT & FINANCE CORPORATION

By:
(Date)

Its:
(Title)

EXHIBIT A

Number of dry van and high cube container TEU’s in Manager’s Fleet as of March 31, 1996

	No. of Units	TEU’s
20’ containers	***	***
40’ containers	***	***
40 HC	***	***

Total	***	***

[***] = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

(Certificates of Insurance)

Container Applications International, Inc. (Insured)	Alexander & Alexander of California, Inc. (Broker)
655 Montgomery Street	333 Bush Street, Suite 600
Suite 1101	San Francisco, CA 94104-2878
San Francisco, CA 94111-2630

This is to certify that the policies of insurance listed below have been issued to the insured named above and are in force at this time. Notwithstanding any requirement, term or condition or any contract or other document with respect to which this confirmation may be issued, or pertain to, the insurance afforded by the policies described herein is subject to all terms, exclusions and conditions of such policies. This certificate is issued as a matter of information only and confers no right upon the certificate holder. This certificate does not amend, extend or alter the coverage afforded by the policies listed below.

Marine Equipment Coverages			Policy Number		Liability Limits
(A) Physical Damage	60%	Royale Belge	J1B08744	$2,000,000	Per Occurrence
9/1/95 -10/1/96	40%	St Paul Fire & Marine

(B) Third Party Liability	100%	American International Group (Europe)	66002007	$10,000,000	Per occurrence
5/1/95 -10/1/96	100%	Navigators Insurance Company	95L3029/41	$10,000,000	Excess of $10,000,000

Description of Operations/Locations/Vehicles/Special Items:

Regarding the marine/equipment coverages, the Certificate Holder is named as an Additional Insured & Loss Payee as its interests may appear as respects all containers/chassis/tanks/railcars and similar “equipment” owned or financed by the Certificate Holder and managed and/or leased by Container Applications International, Inc. and/or any subsidiary or affiliated company.

Cancellation: Should any of the above described policies be canceled before the expiration date thereof the issuing company will endeavor to mail 30 days written notice to the certificate holder named below, but failure to mail such written notice shall impose no obligation or liability of any kind upon the company, its agents or representatives.

1

CERTIFICATE HOLDER:	AUTHORIZED REPRESENTATIVE

P&R Equipment & Finance Corporation
Alexander & Alexander of California, Inc.
08/02/96

2

EXHIBIT C

(Stipulated Loss Value Schedule for Containers)

Containers will depreciated from the Stipulated Loss Values for each Container Type as set forth below for each Group of Containers covered by this Agreement, on a straight line basis over one hundred thirty two months to a value no less *** of their original Stipulated Loss Values.

Initial Group of Containers

(Deliveries to be completed by June 30, 1996)

Container Type	Stipulated Loss Value
twenty foot dry vans	***
forty foot dry vans	***
forty foot high cubes	***

[***] = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D

(Forms of Lease Contracts)

MASTER LEASE AGREEMENT

Container Applications International, Inc., 655 Montgomery Street, Suite 1101, San Francisco, California 94111-2630, U.S.A. (“CAI”) hereby leases to              (“Lessee”), and Lessee hereby leases from CAI, the following Containers upon the terms and conditions set forth in this Master Lease Agreement, and in the addenda and schedules attached hereto, which shall collectively be referred to as the “Agreement”.

Billing Code:

Billing Address:

Effective Date:

Expiration Date:

Minimum Lease Period:

Equipment	Daily Rental Rate	Replacement Value
20’ Dry Containers	US$	US$
40’ Dry Containers	US$	US$
40’ High Cube Containers	US$	US$
20’ Open Top Containers	US$	US$
40’ Open Top Containers	US$	US$
40’ Flat Rack Containers	US$	US$

Handling Charges:	Per container outbound and per container inbound

20’ Containers	US$
40’ Containers	US$

Direct Interchange Fee:

Wind-down Period:	US$

Post Wind-down Rates:

20’ Dry Containers	US$
40’ Dry Containers	US$
40’ High Cube Containers	US$
20’ Open Top Containers	US$
40’ Open Top Containers	US$
40’ Flat Rack Containers	US$

D-1

40’ Open Top Containers	US$
40’ Flat Rack Containers	US$

ATTACHMENTS INCORPORATED IN AND MADE A PART OF THIS AGREEMENT:

1)	Exhibit A - CAI Standard Terms and Conditions. In the event of any conflict between Exhibit A and this Agreement, the latter shall prevail.

2)	Exhibit B - Redelivery Schedule

The provisions set forth above constitute the “Cover Pages” referred to in Exhibit A attached hereto.

Agreed:

CONTAINER APPLICATIONS INTERNATIONAL, INC.		LESSEE

By:	By:
Title:	Title:
Date:	Date:

D-2

EXHIBIT A

CAI CONTAINER APPLICATIONS INTERNATIONAL, INC.

STANDARD TERMS AND CONDITIONS OF LEASE

1. Term of Agreement. The term of this Agreement will commence on the Effective Date and will expire on the Expiration Date, each as set forth in the initial pages of this Agreement (hereinafter called the “Cover Pages.”)

2. Container Supply. Unless the Cover Pages contain superseding supply provisions, CAI agrees to lease containers to Lessee during the term of this Agreement on an as available basis at any CAI depot or manufacturer’s location. Execution by CAI or its agent and Lessee or Lessee’s agent of CAI’s Equipment Condition Report (“ECR”) with respect to each container leased this Agreement will constitute conclusive proof of delivery of such container to Lessee, of redelivery of such container to CAI and of the physical condition of the container at the time of each such interchange. All containers supplied to Lessee under this Agreement will be referred to individually and collectively as “Containers.”

3. Container Redelivery. Subject to any minimum lease period which may be specified in the Cover Pages, Lessee may redeliver Containers to the CAI depots listed in Exhibit B, with the monthly quantity limitations and with the drop-off charges shown therein. Unused monthly redelivery limits set forth in Exhibit B may not be carried forward into future months. Furthermore, Containers may be redelivered to depot locations or in numbers other than as shown in Exhibit B provided that such locations, quantities and applicable drop-off charges are mutually agreed upon in writing by CAI and Lessee prior to such exceptional redeliveries. CAI may amend Exhibit B on sixty (60) days prior written notice to Lessee.

4. Rental, Handling, Direct Interchange and Other Charges.

(a)	Lessee agrees to pay rental charges for the Containers in the amounts set forth in the Cover Pages from the day each such Container is delivered and/or interchanged to Lessee until the later of: (i) the date each such Container is off-hired in accordance with the provisions of this Agreement or (ii) the expiration of the minimum rental period if any such minimum is specified under this Agreement for each such Container. Free-days, if any, will be applied against any applicable minimum lease term for Containers specifically subject thereto.

(b)	Lessee will pay CAI handling-in and handling-out charges for each Container in the amounts specified in the Cover Pages.

(c)	Provided that Lessee has received CAI’s prior written consent thereto, Lessee may directly interchange CAI containers to or from another approved CAI lessee. Lessee shall pay CAI a direct interchange fee in the amount set forth in the Cover Pages for each Container interchanged to or from Lessee.

(d)	All charges incurred in transferring the Containers at the time of lease-out and redelivery, including, but not limited to supplemental handling charges, transportation charges and chassis use fees, and all service charges imposed by any party other than CAI in connection with payments due to CAI under this Agreement, shall be for the account of’ Lessee.

Lessee Initials:	1	CAI Initials:

5. Invoicing and Payment.

(a)	All charges due to CAI for Containers covered under this Agreement will be invoiced to Lessee at the address for Lessee set forth in the Cover Pages. All such charges will be invoiced and paid to CAI in United States Dollars at the address for CAI shown in the Cover Pages. Unless otherwise specified in the Cover Pages, all charges due to CAI under this Agreement will be invoiced monthly in arrears.

(b)	Lessee agrees to pay all CAI invoices in full within thirty (30) days of invoice date unless the Cover Pages contain superseding payment terms. If any of CAI’s invoice(s) is/are not paid when due, CAI may impose a service charge on the overdue sums at the rate of the lesser of eighteen (18) percent per annum or the maximum amount permitted by applicable law, until the balance is paid in full. Service charges arising under this Subsection will constitute additional rent due under this Agreement.

(c)	If Lessee disputes any charges on CAI’s invoices, Lessee will provide CAI with a written explanation of the dispute, and will make payment in full of the charges as originally invoiced. In response, CAI San Francisco will, within sixty (60) days of receipt of Lessee’s notice of dispute, either issue credits to Lessee, provide Lessee with verification of correct billing, or both. Lessee agrees not to withhold payment of any sums invoiced by CAI during the sixty (60) day response period so long as CAI has acknowledged receipt of the dispute notice.

6. Maintenance and Operation.

(a)	Lessee shall at its own expense maintain each Container in good, safe and efficient working order and keep it fully and properly repaired while it is covered by this Agreement. Lessee will operate the Containers in accordance with good operating practices and in compliance with all loading limitations, handling procedures, and operating instructions prescribed by the manufacturers of the Containers and by CAI, and will comply with all laws, regulations and orders which in any way affect the Containers or their use, operation or storage, including, but not limited to, current Regulations and Recommendations of the International Organization of Standardization.

(b)	CAI will deliver Containers to Lessee which fully comply with the rules and standards of the International Convention for Safe Containers (“CSC”), ISO, TIR and TCT. All Containers supplied by CAI to Lessee under this Agreement shall have CSC plates or CSC plates with an Approved Continuous Examination Program (“ACEP”) mark. While the Containers are on lease to Lessee under this Agreement, Lessee will be responsible for compliance with CSC regulations with respect to ownership and operation of such Containers. Lessee will also comply with the Customs Conventions on Containers, 1956 and 1972 with respect to the Containers while they are on lease under this Agreement.

(c)	Lessee agrees not to remove or obliterate any markings (decals or plates) affixed to the Containers without CAI’s prior written consent. Lessee may add supplementary markings to the Containers as required for Lessee’s operations while the Containers are on lease under this Agreement, provided that such additional markings are removed and the surface of the Containers is restored prior to their redelivery to CAI.

(d)	(d) Containers supplied by CAI to Lessee under this Agreement will be used exclusively in international trade unless their use in the domestic commerce of any sovereign nation is expressly permitted elsewhere in this Agreement.

Lessee Initials:	2	CAI Initials:

7.	Container Loss and Damage; Off-hire.

Lessee is liable to CAI for all damage (except that caused by normal wear and deterioration) to or loss or destruction of the Containers while on lease to Lessee under this Agreement. If the turn-in ECR for any Container covered under this Agreement indicates no damage for Lessee’s account, that Container be off-hired by CAI on the date of redelivery to the depot.

(a)	Damage. Upon redelivery of a Container to CAI’s authorized depot, if the ECR shows the Container to be damaged in accordance with the repair standards of the Institute of International Container Lessors in effect at the time of redelivery, the depot shall promptly issue and forward to Lessee a repair estimate for the container. Lessee will have ten (10) working days from the date of redelivery (the “Authorization Period”) to authorize the depot to proceed with repairs as shown on the repair estimate for Lessee’s account. If authorization for the repairs is received within the Authorization Period, the Container shall be off-hired on its redelivery date. If authorization is not received within the Authorization Period, CAI reserves the right to continue billing daily rental charges through the date upon which the depot receives authorization to proceed with repairs as estimated for Lessee’s account. Lessee or its local agent agrees to pay all repair charges as billed by CAI or its authorized depot within thirty (30) days of the date of the invoice therefor.

(b)	Actual Total Loss. In the event a Container is lost, stolen, destroyed, or damaged beyond structural or economic repair (an “Actual Total Loss”), Lessee will notify CAI in writing of the event of Actual Total. Provided Lessee is in compliance with its obligations under this Agreement at the time notice of Actual Total Loss is received by CAI, CAI will issue an invoice to Lessee for the Depreciated Replacement Value (“DRV”) of the Actual Total Loss Container calculated in accordance with Subsection 7 (d). If payment of the DRV is received by CAI within 30 days of the invoice date, daily rental charges will retroactively terminate on the date of CAI’s receipt of written notice of Actual Total Loss. If payment of the DRV is not received as aforesaid, daily rental charges shall continue to accrue until payment of the DRV is made in full. Upon receipt of payment of the DRV and written request from Lessee, title to the Actual Total Loss Container will be transferred to Lessee. Any taxes, duties or charges which become payable by virtue of the transfer of title to Lessee will be for Lessee’s account.

(c)	Constructive Total Loss. If Lessee has redelivered a Container to CAI, and Lessee has received a damage estimate in accordance with Subsection 7(a), Lessee may, within the Authorization Period, authorize repairs in accordance with the estimate, or request that CAI supply details of the DRV for such Container. Provided that Lessee is in compliance with its obligations under this Agreement at the time Lessee’s request for DRV information is received by CAI, CAI will provide the DRV for such Container. If the repair estimate for such Container exceeds the DRV for the Container (“Constructive Total Loss”), Lessee will have seven (7) calendar days from receipt of the DRV information to notify CAI that Lessee has chosen to treat the Container as a Constructive Total Loss. Upon receipt of Lessee’s written election of Constructive Total Loss, CAI will issue an invoice for the DRV of the Container. Provided that payment of the DRV is received by CAI within thirty (30) days of the date of invoice therefor, daily rental charges for the Constructive Total Loss Container will terminate on the date it was redelivered to CAI’s depot. If payment is not received as aforesaid daily rental charges on the Constructive Total Loss Container will continue to accrue until payment in full of

Lessee Initials:	3	CAI Initials:

the DRV is received by CAI. Unless otherwise elected by CAI, title to the Constructive Total Loss Container will remain with CAI.

(d)	The DRV of a Container is calculated by depreciating the Replacement Value of the Container (as set forth in the Cover Pages) on a straight line basis, using ***.

(e)	Notwithstanding the provisions of Subsections 7 (b) and (c), if Lessee is in default of its obligations under this Agreement, unless and until such default has been cured in a timely manner or has been waived in writing by CAI, Lessee shall be obligated to CAI for the full Replacement Value of all Actual Total Loss Containers under Subsection 7(b), and shall be liable to CAI for the lesser of estimated repair costs or full Replacement Value of Constructive Total Loss Containers under Subsection 7(c).

8. Insurance. Without limiting any other obligations of Lessee under this Agreement Lessee shall at its own expense, obtain and continuously maintain in effect while any Containers remain on lease to Lessee, insurance policies adequately insuring the Containers against all risks of loss or damage, cargo damage and liability to third parties. All such insurance shall be underwritten by reputable underwriters and shall name CAI as an additional insured and loss payee thereunder as its interests may appear. Lessee agrees to indemnify and hold CAI harmless from and against all liability to third parties, damage to and/or replacement costs of and/or expenses (including, without limitation, expenses in prosecuting or defending any claim or suit) with respect to the Containers, and deductibles and coinsurance obligations under the policies required to be provided by Lessee under this Section.

9. Exclusion of Warranties and Indemnity.

(a)	THE CONTAINERS ARE LEASED AS IS. PROVIDED THAT LESSEE COMPLIES FULLY WITH ITS OBLIGATIONS UNDER THIS AGREEMENT, CAI WARRANTS THAT LESSEE SHALL HAVE QUIET POSSESSION OF THE CONTAINERS. CAI MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND TO LESSEE IN RELATION TO THE CONTAINERS; ALL OTHER EXPRESS AND IMPLIED REPRESENTATIONS AND WARRANTIES REGARDING THE FITNESS OF THE CONTAINERS FOR ANY PARTICULAR PURPOSE OR COUNTRY, OR REGARDING THEIR MERCHANTABILITY, OR AS TO DESCRIPTION, STATE, QUALITY, OR CONDITION OF THE CONTAINERS AT THE TIME OF LEASE-OUT OR AT ANY OTHER TIME, ARE SPECIFICALLY WAIVED, EXCLUDED AND EXTINGUISHED.

(b)	Lessee shall indemnify and hold CAI harmless from all liability, damage, cost or expense, including, without limitation, expenses in prosecuting or defending any claim or suit such as attorney’s fees, court costs and other expenses, arising out of (i) any failure of Lessee to comply with its obligations under this Agreement; (ii) any accidents involving the Containers leased under this Agreement which cause injury to or illness or death of persons or loss of or damage to property (including cargo), due to any cause whatsoever including negligence, gross negligence and strict liability in tort; and (iii) the Containers and any forfeiture, seizure, or impounding of, or charge or lien thereon, and any loss thereof or damage thereto while on lease to Lessee under this Agreement. Each party undertakes promptly to give notice to the other of claims against it or action against it with respect to any matter indemnified under this Subsection, and Lessee agrees not to

[***] = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Lessee Initials:	4	CAI Initials:

settle any such action without the consent of CAI. Lessee agrees to assume, on behalf of CAI, the defense of any action or proceeding brought by any third party against CAI which is subject to indemnification hereunder, to pay all costs and expenses in connection therewith, and to pay on behalf of CAI the amount of any judgment or award that may be entered against CAI with respect thereto.

10. Expiration. Following expiration of the term of this Agreement, the Wind-down Period specified in the Cover Pages will take effect. At the end of the Wind-down Period, the post Wind-down Period rental rates set forth in the Cover Pages will apply to all Containers remaining on lease under this Agreement. Except in regard to additional supply of Containers and the daily rental rates, all other terms and conditions of this Agreement shall continue with respect to all Containers on lease to Lessee on the date of expiration until all such Containers are redelivered to CAI.

11. Taxes, Charges, Liens.

(a)	Lessee will pay all taxes (other than taxes on CAI’s net income) and charges levied on or based on: (i) the Containers, or the leasing, use, storage, operation or possession of the Containers by Lessee, and (ii) this Agreement, the rentals and other charges and payments due to CAI hereunder. As between CAI and Lessee, taxes, duties, charges and impositions imposed on the ownership of the Containers shall be for CAI’s account unless the tax is imposed only because the Containers are present in the taxing jurisdiction as a result of Lessee’s use of them. If, to protect title to the Containers, CAI pays on behalf of Lessee any taxes or charges which are the responsibility of Lessee under this Agreement, Lessee will promptly reimburse CAI in full for such payment(s) plus with any costs and expenses incurred by CAI with respect to making such payments.

(b)	Lessee is not entitled to claim any investment tax credits or depreciation deductions or any other tax benefits normally associated with ownership of any of the Containers covered under this Agreement.

(c)	Lessee will, at its own expense, protect the Containers from liens and encumbrances created by or through Lessee and/or Lessee’s use of the Containers. Lessee will take .all actions necessary to protect CAI’s and/or any third party owners’ title to the Containers and right to possession of the Containers following expiration or earlier termination of this Agreement.

12. Subleasing, Assignment.

(a)	Lessee may not assign this Agreement or assign, sublet, rent, hire out or part with possession of any of the Containers to any other party (other than to the care of connecting carriers in the normal course of Lessee’s business) without the prior written consent of CAI, which consent, if given by CAI in its discretion, will not terminate Lessee’s responsibilities under this Agreement.

(b)	CAI may assign, pledge, or encumber this Agreement, the Containers leased hereunder, and the rentals and other charges payable to CAI hereunder, subject to Lessee’s rights under this Agreement.

13. Net Lease; No Force Majeure.

Lessee Initials:	5	CAI Initials:

(a)	The Containers are supplied to Lessee under this Agreement under a net lease contract. Lessee agrees to pay the rentals and other charges arising under this Agreement in full as they accrue to CAI or any assignee of CAI regardless of any and all existing and future claims, defenses, counterclaims or set-offs which Lessee may have against CAI. Nothing contained herein shall prevent Lessee from asserting any such existing or future claims, defenses, counterclaims or set-offs against CAI in separate proceedings not affecting Lessee’s payment obligations under this Agreement.

(b)	Lessee’s obligations under this Agreement are unconditional and must be met regardless of the occurrence of any circumstance or event, whether or not such circumstance or event is beyond Lessee’s control.

14. Default, Remedies Upon Default.

(a)	Lessee shall be in default of this Agreement if it: (i) fails to pay rent or any other charges arising under this Agreement when due, (ii) fails to perform any of its other material obligations under this Agreement or under any other agreement between Lessee and CAI, (iii) ceases doing business, becomes insolvent, makes an assignment for the benefit of creditors, commits an act of bankruptcy, or becomes the subject of any voluntary or involuntary proceedings under any applicable Bankruptcy Act, or (iv) is seized or nationalized, or has any material portion of its assets seized by any government or entity acting under color of law.

(b)	If Lessee defaults under this Agreement and fails to correct such default(s) within fifteen (15) days of the date of CAI’s notice of default and demand for cure, then CAI may, without releasing Lessee from any of its obligations under this Agreement: (i) terminate this Agreement and any other contracts in effect between CAI and Lessee, (ii) demand immediate redelivery of all CAI containers on lease to Lessee, (iii) declare due and payable all amounts owed to CAI under this Agreement and all other contracts in effect between Lessee and CAI, including reasonable attorney’s fees and costs, (iv) repossess any containers not returned within twenty (20) days of CAI’s demand for redelivery, free of any claims of Lessee or parties claiming through Lessee, (v) assert maritime or other liens against Lessee’s property wherever it may be found, (vi) sue for and collect all damages provable by CAI under applicable law, and (vii) exercise any other right or remedy available to CAI at law, in equity or in admiralty. Lessee agrees that CAI will be entitled to collect as part of its damages arising from a default by Lessee under this Agreement, a Remarketing Fee equal to three months’ rental charges for each Container covered under this Agreement at the time of Lessee’s default as a reasonable estimate of the time and expense required to locate a new lessee for such Containers. Each remedy shall be cumulative to all other remedies available: to CAI. Lessee shall be liable to CAI for the Replacement Value of any container not redelivered by Lessee or repossessed by CAI within twenty (20) days of CAI’s demand for redelivery. Furthermore, the rental payable for each container not recovered by CAI within twenty days of CAI’s demand for redelivery will increase to the spot lease rates charged by CAI for like-type containers at the time of Lessee’s default until each such container is redelivered to or repossessed by or payment of the Replacement Value thereof is received by CAI. Lessee hereby waives any right to a judicial hearing prior to CAI’s repossession of containers in accordance with the terms of this Subsection.

15. Communications. All notices and communications between CAI and Lessee shall be sent by telex, facsimile or postage prepaid to the addresses specified for the parties in the Cover Pages until either party gives written notice to the other of a change of address.

Lessee Initials:	6	CAI Initials:

16. Law and Jurisdiction. This Agreement shall be governed by the laws of the State of California as supplemented by the laws of the United States of America. Lessee agrees that any dispute arising out of or based upon this Agreement may be brought in, and Lessee consents to the exercise of personal jurisdiction over Lessee by, the municipal, state and federal courts located within the State of California, U.S.A. Additionally, Lessee hereby waives any and all rights it may have under the Foreign Sovereign Immunities Act of 1976, 28 U.S.C. Sections, 1602-1611, or under similar legislation of other countries including, but not limited to, any immunity from pre judgment seizure, arrest or attachment.

17. Reports. Lessee agrees to supply on request from CAI, equipment tracking reports showing the locations from time to time of all Containers on lease to Lessee under this Agreement. Lessee further agrees to supply on request to CAI, audited financial statements, and CAI agrees to keep such statements confidential.

18. Miscellaneous.

(a)	Section headings in this Agreement are for convenience only and shall not be deemed to alter or affect any provision hereof.

(b)	Any act by an agent or employee of, or independent contractor engaged by Lessee shall be deemed to be the act of Lessee.

(c)	CAI warrants that as the owner and/or agent of undisclosed third party owners of the Containers covered under this Agreement, CAI is duly authorized to enter into and perform this Agreement on its own behalf and on behalf of such third party owners of the Containers. Lessee warrants that it is duly authorized to enter into and perform this Agreement.

(d)	In the event of any conflict between the Cover Pages and this Exhibit A, the former shall prevail.

(e)	This Agreement contains the entire agreement between the parties with respect to the matters addressed herein, and may be amended, modified or changed only by an additional agreement in writing signed by the authorized representatives of CAI and Lessee. If Lessee fails to object in writing to the provisions of this Agreement within seven (7) days after receiving this Agreement, or if Lessee takes possession of any of the Containers supplied hereunder and retains them after receipt of this Agreement, then this Agreement shall be effective and binding upon Lessee whether or not signed.

Lessee Initials:	8	CAI Initials:

CONTAINER-APPLICATIONS INTERNATIONAL, INC.

LONG TERM AGREEMENT

(CONTRACT NUMBER:              -             )

This is a Long Term Agreement dated              between Container Applications International, Inc., 655 Montgomery Street, Suite 1101, San Francisco, California 94111-2630, U.S.A. (“CAI”) and (“Lessee”).

1)	SCOPE OF AGREEMENT

This Agreement covers the leasing of containers which conform to the standards set forth by ISO, TIR, CSC, and TCT (hereinafter referred to individually and collectively as “containers”), On the terms and conditions set forth below.

2)	TERM

This Agreement shall be effective              and shall expire              years from the Lease Commencement Date (“LCD”). The LCD shall be defined the first day of the month following the month in which the last container goes on lease to Lessee.

3)	CONTAINER SUPPLY PROVISIONS

a) Commencing              and continuing through              CAI agrees to lease containers to Lessee from CAI in

b) Execution by CAI or its agent and Lessee or Lessee’s agent of CAI’s Equipment Condition Reports with respect to each container leased hereunder shall constitute conclusive proof of delivery of such containers to Lessee, of redelivery of such containers to CAI, and of the physical condition of the containers at the time of each such interchange.

4)	CONTAINER REDELIVERY PROVISIONS

a) No container leased hereunder may be redelivered prior to the              anniversary of the LCD. Thereafter, CAI agrees to accept redelivery of containers from Lessee at the following CAI depot locations with the maximum monthly limitations as noted below:

CAI Depot Location Quantity

b) Containers may be redelivered to depot locations or in numbers other than those shown in Section 4a, provided that such locations, quantities and applicable drop-off charges are mutually agreed upon in writing by CAI and Lessee before redelivery of any such containers.

5)	RENTAL CHARGES

During the term of this Agreement, Lessee shall pay to CAI a daily rental charge of US$              for each container leased hereunder. Lessee agrees to pay daily rental charges

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for all containers covered under this Agreement from their respective dates of lease-out through the later of (i) the              anniversary of the LCD, or (ii) their respective dates of off-hire pursuant to the terms of this Agreement.

6)	HANDLING CHARGES

Lessee shall pay CAI a handling-in charge of US$              for each container redelivered to CAI. Such charges shall be invoiced by CAI directly to Lessee in accordance with Section 8.

7)	LEASING PROCEDURE

The terms and conditions set forth on Exhibit A are hereby incorporated into this Agreement and shall apply to all containers leased under this Agreement. In the event of any conflict between the terms set forth in Exhibit A and the terms of this Agreement, the latter shall prevail.

8)	INVOICING PROCEDURE

a) Charges for all containers leased by Lessee under this Agreement will be invoiced monthly in US dollars to the following address:

b) Lessee agrees to pay all CAI invoices in full within 30 days of invoice date. If any items on the invoices are disputed, Lessee will forward a list and explanation of the disputed items to CAI San Francisco with payment in full. In turn, CAI San Francisco will undertake to reconcile these disputes within 60 days of receipt by either issuing credit or providing verification of correct billing or combination thereof. So long as CAI acknowledges the dispute and is attempting in good faith to reconcile the disputed items, Lessee agrees not to withhold any money due CAI which relates to such disputed items.

9)	MAINTENANCE

Lessee shall at its own expense at all times maintain each container in good, safe and efficient working order and keep it fully and properly repaired.

10)	DAMAGE PROCEDURE

Upon redelivery of a container to CAI’s authorized depot, if CAI’s Equipment Condition Report, executed by CAI (or CAI’s local agent) and Lessee (or Lessee’s local agent), shows the container to be in damaged condition, the following procedure will apply: If the container is found to be damaged, as defined by the Institute of International Container Lessors standards prevailing at the time of redelivery, CAI or its authorized

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depot will issue a repair estimate to the Lessee. Lessee shall have 10 working days from the date of redelivery (the “Authorization Period”) to authorize the depot to proceed with said repairs as shown on the repair estimate for Lessee’s account. If authorization is received within the Authorization Period, the container shall be retroactively off-hired on its redelivery date. If authorization is not received within the Authorization Period, CAI reserves the right to continue daily rental charges through the date upon which the depot receives authorization to proceed with repairs as estimated for the Lessee’s account. Lessee or its local agent agrees to pay all repair charges as billed by CAI or its authorized depot within 30 days of the date of the invoice therefor.

11)	TOTAL LOSS

a) In the event a container is lost, stolen, destroyed, or damaged beyond structural or economic repair so as to be rendered incapable of return to CAI (an “Actual Total Loss”), Lessee shall give notice in writing to CAI of such Actual Total Loss specifying the container number and providing proof of loss satisfactory to CAI. CAI shall thereupon issue an invoice to Lessee for the Replacement Value (“RV”) (as set forth in Subsection 11c) of the Actual Total Loss container. Provided that payment of the RV is made to CAI within 30 days of the invoice date, daily rental charges will retroactively terminate on the date of CAI’s receipt of such written notice. If payment of the RV is not made within 30 days of the invoice date, daily rental charges shall continue to accrue until payment of the RV is received by CAT. Upon receipt of such payment accompanied by an appropriate request by Lessee, title to the Actual Total Loss container will be transferred to Lessee. Furthermore, provided that Lessee shall not be in default of any provisions of this Agreement, then CAI agrees to invoice the Actual Total Loss container at the Depreciated Replacement Value (“DRY”), calculated in accordance with Subsection 11c, in lieu of the RV. Any taxes, duties or charges which become payable by virtue of the transfer of title to Lessee shall be for Lessee’s account.

b) Provided that Lessee shall not be in default of any provisions of this Agreement, if Lessee has redelivered a container to CAI, and Lessee has received a damage estimate in accordance with Section 10, Lessee may, within the Authorization Period, authorize repairs in accordance with the estimate or request that CAI supply details of the DRV for such container. If CAI determines that the extent of the damage so warrants (a “Constructive Total Loss”), CAI will provide the DRV for such container, and Lessee shall have the option to pay either the estimated damages or the DRV. If Lessee elects the latter, Lessee shall give notice to CAI of its election to declare Constructive Total Loss within 7 calendar days of receipt of the details of the DRV and CAI will issue an invoice for the DRV of such Constructive Total Loss container. Provided that payment of the DRV is received by CAI within 30 days of the date of invoice therefor, daily rental charges shall terminate on the date of redelivery of the Constructive Total Loss container. If payment is not received as aforesaid, daily rental charges shall continue to accrue until payment is received by CAI. Unless otherwise elected by CAI, title to the Constructive Total Loss container will remain with CAI.

c) In calculating the DRV, the Replacement Value of US$              is depreciated down to a value not less than 50% of the Replacement Value. The depreciation is calculated on a straight line basis using a 15 year lifespan for the container with a 15% residual value.

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12)	INSURANCE

Without prejudice to any other obligations of Lessee under this Agreement, Lessee shall, at its own expense, obtain and continuously maintain in effect while any containers remain on lease to Lessee, insurance policies adequately insuring the containers against all risks of loss or damage, cargo damage and liability to third parties. All such insurance shall be underwritten by reputable underwriters and shall name CAI as an additional insured and loss payee thereunder as its interests may appear. Lessee agrees to indemnify and hold CAI harmless from and against all liability to third parties, damage to and/or replacement costs of and/or expenses (including, without limitation, expenses in prosecuting or defending any claim or suit) with respect to the containers, and deductibles and coinsurance obligations under the policies required to be provided by Lessee under this Section.

13)	EXCLUSION OF WARRANTIES AND INDEMNITY

a) THE CONTAINERS ARE LEASED AS IS. PROVIDED THAT LESSEE COMPLIES FULLY WITH ITS OBLIGATIONS UNDER THIS AGREEMENT, CAI WARRANTS THAT LESSEE SHALL HAVE QUIET POSSESSION OF THE CONTAINERS. SAVE AS AFORESAID, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER OF ANY KIND HAVE BEEN GIVEN BY CAI IN RELATION TO THE CONTAINERS, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, WHETHER IN RELATION TO THE FITNESS OF THE CONTAINERS FOR ANY PARTICULAR PURPOSE OR COUNTRY, OR WHETHER IN RELATION TO MERCHANTABILITY OR AS TO DESCRIPTION, STATE, QUALITY, OR CONDITION OF THE CONTAINERS AT DELIVERY OR AT ANY OTHER TIME ARE HEREBY WAIVED, EXCLUDED AND EXTINGUISHED.

b) Lessee shall indemnify and hold CAI harmless from all liability, damage, cost or expense, including, without limitation, expenses in prosecuting or defending anf claim or suit such as attorney’s fees, court costs and other expenses arising out of (i) any failure of Lessee to comply with its obligations under this Agreement; (ii) any claim, whether private or governmental, for personal injury or death, or for loss of or damage to person, property, cargo or vessels arising out of or incident to the ownership, selection, possession, leasing, operation, control, use, storage, loading, unloading, moving, maintenance, delivery, or return of the containers, and (iii) the containers and any forfeiture, seizure, or impounding of, or charge or lien thereon, and any loss thereof or damage thereto. Each party undertakes promptly to give notice to the other of claims against it or action against it with respect thereto, and Lessee agrees not to settle any action without the consent of CAI. Lessee agrees to assume, on behalf of CAI, the defense of any action or proceeding which may be brought by any third party against CAI and to pay all costs and expenses of whatever nature in connection therewith, and to pay on behalf of CAI the amount of any judgment or award that may be entered against CAI with respect thereto.

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14)	EXPIRATION

Commencing the first day of the              month following the expiration of this Agreement, the daily rental charge for each container then on lease under this Agreement shall increase to US$            . Except in regard to daily rental charges, all other terms and conditions of this Agreement shall continue with respect to all containers on lease to Lessee on the date of expiration until all such containers are redelivered to CAI. Please indicate your acceptance and agreement to the foregoing by signing and returning three copies of this Agreement to CAI. Upon CAI’s receipt and execution of said copies, the Agreement shall constitute a binding agreement between CAI and Lessee, and one copy will be promptly returned for your files.

CONTAINER APPLICATIONS INTERNATIONAL, INC.

By:	By:
Title:	Title:
Date:	Date:

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EXHIBIT A

GENERAL TERMS AND CONDITIONS

1.	DELIVERY OF EQUIPMENT

By execution of each ECR with respect to each item of equipment delivered to Lessee under this Agreement, Lessee conclusively acknowledges receipt thereof in good and leasable condition. Lessee agrees to return such equipment to Lessor in as good condition as received from Lessor, normal wear and deterioration excepted, and to execute Lessor’s ECR upon redelivery to Lessor identifying and acknowledging any changes in the condition of the equipment while on lease to Lessee. Any changes in the equipment which could have been prevented by normal maintenance shall not constitute normal wear and deterioration and shall be deemed to be damage.

2.	RENTAL AND OTHER CHARGES

a. Lessee agrees to pay rental charges for the equipment in the amount(s) set forth in this Agreement from the day such equipment is delivered and/or interchanged to Lessee until the day such equipment is returned to Lessor. However, if the equipment is not returned in good condition, Lessee agrees to pay for the cost of any necessary repairs together with rental charges through the date such repairs are approved by Lessee. Further, in the event no fixed lease term is specified for the equipment, Lessor may, upon written notice to Lessee, (i) prospectively adjust the initial-rental charges to Lessor’s then current average spot lease rate for such equipment on or after the 18 month anniversary of the lease out date of such equipment, or (ii) require that Lessee redeliver the equipment within 30 days of such notice in accordance with the redelivery provisions set forth herein. In the event a fixed lease term is specified for the equipment, Lessor may (unless otherwise provided elsewhere in this Agreement), upon written notice to Lessee (i) prospectively adjust the rental charges for such equipment to Lessor’s then current average spot lease rate for such equipment on or after the 6 month anniversary of the expiration of the fixed term, or (ii) require that Lessee redeliver the equipment within 30 days of such notice in accordance with the redelivery provisions set forth herein.

b. Lessee shall return all equipment to Lessor’s terminal at the point(s) of termination designated herein or, if no point(s) of termination have been so specified, to the locations specified in writing by the Lessor to Lessee. Furthermore, upon such redelivery, Lessee agrees to pay Lessor the applicable equipment drop-off charge(s) shown herein, or, if no such charges are specified herein, the applicable drop-off charges contained in Lessor’s current drop-off charge schedule.

c. All service charges incurred in transferring the equipment including, but not limited to, handling charges, transportation charges and chassis use fees, and all service charges imposed by any bank or other organization in connection with payment of monies due to Lessor, shall be for the account of Lessee.

d. Unless otherwise indicated herein, all payments due to Lessor shall be payable in United States Dollars and shall be paid to Lessor, within fifteen (15) days of the date of Lessor’s invoice(s), at the address for Lessor shown herein. In the event Lessor’s invoice(s) is/are not paid when due, Lessor may, without prejudice to any other remedy it may have, charge, as additional rental, a service charge at the rate of the lesser of eighteen (18) percent per annum or the maximum amount permitted by applicable law, until the balance is paid in full.

e. It is expressly understood and agreed that (i) equipment furnished to Lessee hereunder is necessary to and leased for use aboard vessels owned, operated, chartered and/or managed by Lessee for ocean transportation of goods and for land transportation incidental thereto, (ii) equipment furnished to Lessee hereunder is made available not only on the credit of the Lessee

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but also on the credit of such vessels as aforesaid, and (iii) to the extent permitted by law, Lessor has and may assert maritime liens against such vessels for any breach of Lessee’s obligations to Lessor with respect to such equipment as set forth in this Agreement.

3.	RISK OF LOSS AND DAMAGE

Lessee is liable to Lessor for all damage to or loss or destruction of the equipment subsequent to its delivery to Lessee and prior to its return to Lessor except that caused by normal wear and deterioration. Normal wear and deterioration shall not include damage caused by forklifts or other handling equipment.

a. DAMAGE. In the event Lessee fails to repair damage to the equipment prior to returning it to Lessor, Lessor or its authorized depot will present a repair estimate to Lessee or Lessee’s local agent for approval. Lessee shall be liable to Lessor for the cost of such repairs and for rental charges for the equipment which shall continue until the day on which Lessee or its authorized agent approves the repairs as set forth in the estimate. Lessee will, at Lessor’s request, make payment of repair costs directly to the appropriate repair company and pay any and all storage charges incurred as a result of Lessee’s failure to approve repairs on a timely basis.

b. LOSS OR TOTAL DAMAGE. In the event of loss, theft or destruction of the equipment (an “Event of Loss”) or damage thereto which Lessor, in its sole discretion, shall determine is not structurally or economically repairable (an “Event of Constructive Loss”), rental charges for the affected equipment shall terminate (1) upon receipt by Lessor of written notice from Lessee of an Event of Loss, or (2) upon issuance by Lessor of a written notice to Lessee of an Event of Constructive Loss, provided in either event that payment of the Replacement Value for a like item of equipment (as set forth herein or in Lessor’s then current Replacement Value Schedule) is made to Lessor within 30 days of such notice. If payment is not made within such 30 days, rental charges shall continue unabated until payment of the Replacement Value is received by Lessor. General payments by Lessee shall not be applied to charges for the Replacement Value of equipment unless so specified by Lessee. Further, if any equipment is subject to an Event of Loss or Event of Constructive Loss prior to the expiration of any fixed term specified for such equipment, Lessor shall have the right but not the obligation to supply a like item of equipment to Lessee, whereupon Lessee agrees either (1) to lease such substitute equipment, or (2) if Lessee elects not to lease the substitute equipment, to pay Lessor any shortfall between the historic rental charges for the original item of equipment and the contractual rental charges for said fixed term.

4.	OPERATION, MAINTENANCE AND REPAIR

a. Lessee shall use the equipment properly and shall, at its sole cost and expense, maintain the equipment in good repair and safe operating condition. Such maintenance shall include but not be limited to the replacement of all badly worn or broken parts with new parts of equivalent design and material, as well as the abrasive cleaning, priming and top coating of all corroded areas on a routine, as needed basis. Lessee shall be liable for any repairs wrongly made or incompatible with the standards set forth in the Repair Manuals issued from time to time by the Institute of International Container Lessors. Lessee shall be responsible for all cleaning and decontamination costs with respect to equipment contaminated by cargo or otherwise and for removal of all debris and shoring from any containers leased hereunder prior to their return to Lessor. Lessee shall be liable for all costs and losses to Lessor arising out of Lessee’s failure to repair or maintain the equipment in good condition. If the foregoing obligations are performed by Lessor, all expenses relating thereto will be for the account of Lessee.

b. Lessee shall use the equipment in accordance with good operating practices and so as to comply with all loading limitations, handling procedures and operating instructions prescribed by

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the manufacturer(s) thereof and by Lessor, including, but not limited to, current Regulations and Recommendations of the International Organization of Standardization and applicable local regulations, and shall prevent usage which may damage or shorten the life of the equipment such as excessive impact and unbalanced loading. Lessee shall not use the equipment for storage or transportation of goods which could damage the equipment including, without limitation, unprotected corrosive substances, poorly secured materials or bulk commodities which may corrode, oxidize, severely dent, puncture, contaminate, stain or damage the equipment.

c. Container(s) supplied hereunder shall be used solely in international trade unless the use thereof in domestic transportation of goods is expressly permitted elsewhere in this Agreement.

d. Receipt.or delivery of equipment or any other act by an agent or employee of, or independent contractor engaged by, Lessee shall be deemed to be the act of Lessee and shall be binding upon Lessee.

e. Lessor’s equipment is identified by appropriate lettering and numbering, which Lessee agrees not to change or obliterate. Notwithstanding the foregoing, at the written request of Lessor, Lessee shall change or supplement such marks as Lessor shall request. Lessee may, however, add other markings as maybe required, provided that such additional markings will be removed and the surface of the equipment shall be in the same condition as prior to the addition of such markings when the equipment is redelivered to Lessor. If Lessee fails to remove such additional markings, Lessor shall remove such markings at Lessee’s cost.

f. Lessee shall be responsible for the cost of removal of any intentional or unintentional amendments, alterations, or modifications made to the equipment and for returning the equipment to the same condition in which it was originally received by Lessee.g. Lessee shall at its expense comply with all laws, regulations and orders which in any way affect the equipment or its use, operation or storage. Lessor shall have no responsibility for compliance with any such laws, regulations or orders, including, without limitation, all such laws, regulations or orders as may relate to customs, transportation, handling, safety and labor regulation.

h. Lessee shall at its expense comply with all rules and practices of ports, depots, storage areas and transportation companies consistent with the other requirements of this Section 4.

i. Lessor shall deliver containers to Lessee which fully comply with the rules and standards of the International Convention for Safe Containers (“CSC”). Such containers shall have affixed CSC plates or CSC plates with an ACEP (Approved Continuous Examination Program) mark. It shall be the obligation of Lessee to comply with the CSC in all respects and Lessee shall have and exercise Lessor’s responsibilities under the CSC including, without limitation, plating (design-type approval to be obtained and plates to be provided by Lessor), maintenance, examination, re-examination and marking of each container. Such examination or re-examination shall be performed in accordance with the Rules and Regulations for the Safety Approval of Cargo Containers of the United States Department of Transportation. Lessee shall also comply with the Customs Conventions on Containers, 1956 and 1972, including, without limitation, all obligations of the operator relating to temporary admission, transport of goods under customs seal, maintenance of records and reporting to governmental authorities.

5.	DEFAULT, REMEDIES UPON DEFAULT

a. Should Lessee (i) default in the timely payment of any sum due to Lessor with respect to the equipment, or (ii) default in the performance of its other obligations with respect “to the

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equipment hereunder or under any other lease contract(s) made between Lessor and Lessee, or (iii) suffer any distress, execution or other legal process which has the effect of a levy on any of the equipment leased hereunder or thereunder, or (iv) cease doing business as a going concern, become insolvent, commit an act of bankruptcy, or become the subject of any proceeding under any applicable Bankruptcy Act, or (v) be seized or nationalized or should any of Lessee’s assets be seized by a government or government instrumentality; then Lessor may without notice and without relieving Lessee of its obligations hereunder, terminate the leasing of the equipment, invoke the default provisions hereof and/or of any other leases made between Lessor and Lessee, declare the balance of all rental accrued and to be accrued hereunder and thereunder to be due and payable, demand and retake possession of the equipment and all other equipment leased by Lessor to Lessee free of any claims of Lessee, assert maritime or other liens against Lessee’s property wherever it may be found, and exercise any other right or remedy available to Lessor under applicable law. In the event Lessor terminates the leasing of equipment or invokes the aforesaid default remedies, Lessee shall no longer be in possession of Lessor’s equipment with Lessor’s consent, and the rental payable therefor shall immediately increase to the spot lease rates charged by Lessor for like type equipment at the time of default: Lessee shall immediately notify Lessor of the exact location of the equipment. If Lessee fails to redeliver such equipment to Lessor within twenty days of Lessor’s demand for redelivery, Lessor may retake possession of any or all of its equipment in the possession of Lessee, and for such purpose may enter upon any premises belonging to or in the occupation or control of Lessee. LESSEE HEREBY WAIVES ANY AND ALL RIGHTS TO A JUDICIAL HEARING PRIOR TO LESSOR’S REPOSSESSION OF THE EQUIPMENT.

b. Lessee shall continue to pay rental charges for equipment until (i) the equipment is returned to Lessor in as good condition as received, normal wear and deterioration excepted, or (ii) the equipment is repaired and fit for subsequent rental, or (iii) settlement for the equipment is made. In the event Lessor retakes possession of all or any part of the equipment, Lessee authorizes Lessor to take possession of any property in, on, or attached to such equipment which is not the property of Lessor, and without liability for its care or safekeeping, to place such property in storage at the risk and expense of Lessee. Lessee further agrees to pay Lessor upon demand the Replacement Value of any equipment which has not been returned within the foregoing twenty day period. Upon such return or repossession of the equipment, Lessee will pay immediately to Lessor, as liquidated damages for loss of a bargain, which the parties agree are fair and reasonable under the circumstances existing at the time this Agreement is entered into, and not as a penalty, and in lieu of any further payments of rent for the equipment, the following: (aa) all rent and other amounts due for such equipment as of such date of return or repossession, (bb) an additional payment of three month’s rent for the equipment to compensate Lessor for the reasonable estimate of the time and expense required to locate a new Lessee for the equipment (the “Remarketing Period”), (cc) an amount equal to the present value of the difference between the total remaining rental payments for the unexpired minimum lease term, if any, (commencing at the end of the Remarketing Period) and the fair market rent for the same period discounted at a rate per annum equal to the discount rate for 13-week Treasury Bills as of the date on which the equipment is returned or repossessed (as such rate is reported in the Money Rates column in the Wall Street Journal), and (dd) any and all incidental damages suffered by Lessor as a result of Lessee’s default, less any expenses saved by Lessor in consequence of the default.

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c. Without in any way limiting the obligations of Lessee hereunder, Lessee hereby irrevocably appoints Lessor as the agent and attorney-in-fact of Lessee, with full power and authority at any time that Lessee is obligated to deliver possession of any equipment to Lessor, to demand and take possession of such equipment in the name and on behalf of Lessee from whomsoever shall be at the time in possession such equipment.

d. Lessee hereby irrevocably waives any immunity from jurisdiction to which it might otherwise be entitled (including but not limited to any immunity afforded to Lessee by the United States Foreign Sovereign Immunities Act or any similar legislation, rules or regulations of any other countries having applicability to Lessee) in any action arising out of or relating to the equipment or to this Agreement which may be instituted in any court or arbitration proceedings in or outside of the United States of America. Lessee further irrevocably waives any immunity from the execution or enforcement of any judgment obtained in any legal action or arbitration proceeding worldwide.

e. Termination of the leasing of the equipment as a result of Lessee’s default shall not relieve Lessee of any liabilities or obligations to Lessor accrued prior to such default and Lessee shall in any event remain fully liable for reasonable damages as provided by law, and for all costs and expenses incurred by Lessor on account of such default including all costs of recovering equipment, legal costs and reasonable attorney’s fees. Nothing in this paragraph shall be construed to waive any remedy or relief available to Lessor hereunder, in equity, in admiralty, or at law upon the occurrence of any event set forth in this section.

f. Any forbearance by Lessor to enforce its rights hereunder in the event of a default by Lessee shall not constitute a waiver of Lessor’s rights, nor shall said forbearance waive Lessor’s rights with respect to any other failure by Lessee to comply strictly with its obligations to Lessor.

6.	LIMITATION OF WARRANTIES

a. THE EQUIPMENT IS LEASED AS IS. PROVIDED THAT LESSEE COMPLIES FULLY WITH ITS OBLIGATIONS UNDER THIS AGREEMENT, LESSOR WARRANTS THAT LESSEE SHALL HAVE QUIET POSSESSION OF THE EQUIPMENT. SAVE AS AFORESAID NO REPRESENTATIONS OR WARRANTIES WHATSOEVER OF ANY KIND HAVE BEEN OR ARE GIVEN BY LESSOR IN RELATION TO THE EQUIPMENT, AND ALL REPRESENTATIONS_ AND WARRANTIES WHETHER EXPRESS OR IMPLIED, WHETHER IN RELATION TO THE FITNESS OF THE EQUIPMENT FOR ANY PARTICULAR PURPOSE OR COUNTRY, OR WHETHER IN RELATION TO MERCHANTABILITY OR AS TO DESCRIPTION, STATE, QUALITY, OR CONDITION OF THE EQUIPMENT AT DELIVERY OR AT ANY OTHER TIME ARE HEREBY WAIVED, EXCLUDED AND EXTINGUISHED.

b. LESSEE’S OBLIGATIONS UNDER THIS AGREEMENT ARE ABSOLUTE AND SHALL NOT BE AFFECTED BY ANY CIRCUMSTANCE OR EVENT BEYOND LESSEE’S CONTROL OF WHATEVER NATURE.

c. Lessee will not suffer to be created, nor permit to be continued, nor fail to discharge, any lien or encumbrance incurred by Lessee or its agents against the equipment covered hereunder, nor shall Lessee or its agents procure any document of title which might at any time encumber the owner’s title to or infringe upon Lessor’s possessory rights to the equipment at expiration or earlier termination of the leasing thereof to the Lessee.

7.	NOTICES

All billings, payments and written notices from either party to the other shall be given to the addresses shown herein, to Lessee’s local agent, or to such other address as may be designated in writing by either party from time to time and shall be deemed to have been received upon delivery to the party to whom they are directed.

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8.	TAXES, FEES AND FINES

a. Lessee shall pay all taxes (other than taxes on Lessor’s net income) and charges levied on the equipment or in connection with the use, storage, operation or possession by Lessee of the equipment or levied against or based upon the amount of rentals paid or to be paid with respect thereto, or any other taxes levied against or based upon the leasing thereof to Lessee or subsequent to delivery to Lessee, including, without limitation, property, sales, use and excise taxes, duties, customs tariffs and impositions of federal, state, foreign and local governments and agencies. Taxes, duties, charges etc. levied on the equipment due solely to the ownership thereof shall be for Lessor’s account unless such taxes are assessed because of the presence of the equipment in a taxing jurisdiction as a result of Lessee’s use of the equipment.

b. Lessee shall pay all charges incurred in ports, depots, storage areas or otherwise arising out of the use of the equipment.

c. Lessee is not entitled to claim any investment tax credits or depreciation deductions or any other tax benefits normally associated with ownership of any of the equipment covered hereunder. Lessee hereby warrants that it will not claim any such investment tax credits, depreciation deductions or other such tax benefits.

9.	INDEMNITY

a. Lessee shall indemnify and hold Lessor harmless from all liability, damage, cost and expenses (including, without limitation, expenses in prosecuting or defending any claim or suit such as attorney’s fees, court costs and other expenses) arising out of (i) any failure of Lessee to comply with its obligations hereunder, (ii) any claim whether private or governmental, for personal injury or death, and for loss of or damage to person, property, cargo or vessels arising out of or incident to the ownership, selection, possession, leasing, operation, control, use, storage, loading, unloading, moving, maintenance, delivery or return of the equipment, and (iii) the equipment and any loss of or damage thereto, or any forfeiture, seizure, or impounding of, or charge or lien on the equipment. Each party undertakes promptly to give notice to the other of such claims against it or actions against it, and Lessee agrees not to settle any action without the consent of Lessor.

b. Lessee shall maintain third party liability insurance, cargo damage insurance, and all risk property loss and damage insurance (including General Average) with respect to all equipment covered hereunder. All such insurance shall be written by reputable underwriters and shall be in amounts and on terms which are satisfactory to Lessor. Lessee shall deliver certificates of insurance to Lessor evidencing the aforesaid coverages and naming Lessor as an additional insured and loss payee thereunder as its interests may appear.

10.	SUBLEASING, DIRECT INTERCHANGING AND ASSIGNMENT

a. LESSEE SHALL NOT HAVE THE RIGHT TO ASSIGN THIS AGREEMENT OR TO ASSIGN, SUBLET, RENT, DIRECTLY INTERCHANGE OR OTHERWISE HIRE OUT OR PART WITH POSSESSION OF THE EQUIPMENT TO ANY OTHER PARTY (OTHER THAN TO THE CARE OF CONNECTING CARRIERS IN THE NORMAL COURSE OF LESSEE’S BUSINESS) WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR AND SUCH CONSENT OF LESSOR, IF GIVEN, SHALL NOT OPERATE TO RELIEVE LESSEE OF ANY OF ITS OBLIGATIONS HEREUNDER.

b. Lessor may delegate, assign, pledge or encumber in whole or in part this Agreement, the equipment leased hereunder, andlor the rentals and other charges due with respect thereto. Lessee agrees to pay in full rentals and other charges as accrued to Lessor’s assignee, regardless of any defenses, counterclaims or set-offs which Lessee might have against Lessor.

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11.	GENERAL

a. This agreement is binding upon the parties, their permitted successors and assigns and shall be construed and interpreted in accordance with the laws of the United States of America and, except where inconsistent therewith, with the laws of the State of California. With respect to any claim or controversy arising out of or relating to this agreement, the parties consent to the jurisdiction of the State an’ Federal Courts located in San Francisco, California, U.S.A.

b. The paragraph headings in this agreement are for convenience only and shall not be deemed to alter or affect any provision hereof.

c. The equipment furnished hereunder is provided to Lessee under a net lease contract. Lessee waives any and all existing and future defenses, set-offs, or counterclaims against rental charges or payments due to Lessor with respect to the equipment, irrespective of the rights which Lessee may have against Lessor or any other party.

d. Lessee agrees to supply on request from Lessor, equipment tracking reports produced in the regular course of Lessee’s business showing the location of all equipment on lease to Lessee from Lessor.

e. Lessee agrees to supply audited financial statements on request to Lessor and Lessor agrees to keep such statements confidential.

f. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by an additional agreement in writing executed by the parties hereto. If Lessee fails, however, to give to Lessor written objection to its contents within seven (7) days after this Agreement is received or if Lessee takes possession of any of the equipment provided hereunder and retains it after receipt of this Agreement then this Agreement shall be effective and binding upon Lessee whether or not signed.

g. Any action by Lessee against Lessor for any default by Lessor under this Agreement, including breath of warranty or indemnity, shall be commenced within one (1) year after any such cause of action accrues.

Container Applications International, Inc.

CON-GEN (Rev. 2/93)

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EXHIBIT E

(Copies of Acquisition Agreements and Amendments Thereto)

P&R EQUIPMENT & FINANCE CORPORATION

Industriestrasse 6

CH 6301 Zug, Switzerland

Phone: 41-42-23-3322

FAX: 41-42-23-3383

COMMITMENT LETTER

March 1996

Mr. Hiro Ogawa

President

Container Applications International, Inc. 655 Montgomery Street

San Francisco, CA 94111-2630

Re:	Second Quarter 1996 Container Acquisition

Dear Hiro:

P&R Equipment & Finance Corporation (“P&R”) accepts the offer of Container Applications Inc, (“CAI”) for second quarter 1996 acquisitions and makes a commitment to CAI to purchase from CAI a fleet of marine cargo containers, all manufactured in 1996, consisting of: 1) *** 20-foot dry vans at an all-inclusive per unit price of ***, 2) *** 40-foot dry vans at an all-inclusive per unit price of *** and 3) *** 40-foot high cubes at an all-inclusive per unit price of ***. The total all-inclusive price for the *** units will be $***. The acquisition and management of these containers will take place in the second quarter of 1996 under the terms and conditions set out below.

Manufacture of Containers. The containers will be manufactured in March, April and May of 1996 by manufacturers normally utilized by CAI for the manufacture of containers for CAI’s own account. The manufacturers will be located in China, India, Malaysia and Bangkok. Approximately 65 % of the units will be manufactured in China, 15% in Malaysia, 15% in Bangkok and 5% in India. Actual percentages may differ based on market demand. All *** containers will be constructed in accordance with CAI Standard Specification for General Cargo Steel Containers dated July 11, 1995, a copy of which is attached hereto as Exhibit A. All will be inspected and certified as in compliance with IICL standards by Bureau Veritas or an equivalent agency.

Payment, Delivery & Passage of Title. Approximately one-third of the containers will be delivered to P&R at the end of April, one-third at the end of May and one-third at the end of June. The payment dates for these three deliveries will be April 30, May 31 and June 28, 1996. CAI will invoice P&R approximately two weeks prior to each payment date, and P&R will transfer funds from its Swiss bank account to CAI’s designated bank account effective on the three payment dates. Title will pass to P&R on the dates the fund transfers are completed.

[***] = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Management Agreement. Beginning on the date P&R pays for each container and continuing through June 30, 2006, CAI will manage the containers for P&R under an Amendment to the Management Agreement currently in effect between P&R and CAI (the “P&R/CAI Agreement”). The Amendment to the P&R/CAI Management Agreement will give P&R two one-year options to renew following June 30, 2006 under the same terms and conditions relating to renewal options as are contained in the P&R/CAI Management Agreement.

Allocation of Revenues & Expenses. During the period of time which commences on the date that CAI takes initial possession of a container from a manufacturer and continuing up to, but not including, the day on which P&R pays for that container (the “Pre-Payment Period”) all revenues and direct operating expenses generated by the container, with the exception of net repositioning expenses described below, will be credited to CAI’s account. Commencing on the day P&R pays CAI for a container and continuing through the term of Amendment to the P&RICAI Management Agreement including any renewals thereto, all revenues and expenses generated by that container shall be for P&R’s account under the terms and conditions of the said Management Agreement. PROVIDED THAT during the Pre-Payment Period all repositioning expenses reasonably incurred by CAI to expedite the initial lease-out of a container shall be for the account of P&R and all revenues generated in the form of handling charges or other charges billed to and paid by a lessee which are related to such repositioning shall also be credited to P&R’s account.

Execution. If the terms and conditions of the transaction as set out above are correct, please so indicate by executing a copy of this letter in the space provided below.

P&R EQUIPMENT & FINANCE CORPORATION

By:
	Heinz Roth	Date

CONTAINER APPLICATIONS INC.

By:
	Hiro Ogawa, President	Date

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ACQUISITION AGREEMENT NO. 2

PART OF EXHIBIT E TO SECOND MANAGEMENT AGREEMENT

This Acquisition Agreement No. 2 is entered into by and between Container Applications International Inc., a Nevada corporation (“Manager”) and P & R Equipment & Finance Corporation, a Swiss corporation (“Owner”) and becomes effective on the date it is signed by both Owner & Manager (the “Parties”).

Agreements to Purchase & Manage. Owner agrees to purchase from Manager and Manager agrees to manage for owner the container equipment described below. Manager will manage the equipment under all the terms and conditions contained in the Second Management Agreement entered into by and between the Parties which governs the acquisition by Owner and the management by Manager of container acquisitions made by Owner in 1996, 1997 and 1998. This Acquisition Agreement No. 2 shall be added to and become a part of Exhibit E to that Second Management Agreement.

Terms Used. The terms used in this Agreement shall have the same defined meaning as those terms are defined in the Second Management Agreement.

The Fleet Mix. The equipment acquired by Owner will consist of *** marine cargo containers to be delivered in July, August and early September 1997. Of the *** units, *** will be 20-foot dry vans (“20s”), *** will be 40-foot dry vans (“40s”) and *** will be 40-foot high cubes (“HCs”).

Price. The maximum average all-inclusive per unit price will be *** for 20s, *** for 40s and *** for HCs. The total all-inclusive price will be ***.

Delivery. Manager will deliver the *** units to Owner and Owner will purchase these containers from Manager in accordance with the Delivery Schedule set out below. Manager will invoice Owner on a monthly basis, and each invoice will be submitted to Owner on or about the middle of each month with payments scheduled for 15 calendar days thereafter. For each unit, title will pass to Owner and revenues and expenses will commence accruing to Owner’s Account on the day Manager receives payment for that unit.

DELIVERY SCHEDULE

NO OF UNITS DELIVERED PER MONTH				TOTAL UNITS
FLEET MIX	JULY ‘96	AUG ‘96	SEPT ‘96
20s	***	***	***	***
40s	***	***	***	***
HCs	***	***	***	***
Total Units	***	***	***	***
Total Price	***	***	***	***

[***] = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Manufacturers and Manufacturing Locations. Manager anticipates that the units will be manufactured by the manufacturers listed in the Manufacturers Schedule listed below which also lists the approximate percentages of the *** units which will be manufactured by each such manufacturer.

MANUFACTURERS SCHEDULE

MANUFACTURER	LOCATION	PERCENTAGE
Jiluck Ace	Tianjian, China	***
Hyundai	Qingdao, China	***
Qingdao Universal	Qingdao, China	***
Shanghai Pao Long	Shanghai, China	***
Xia Win	Xiamen, China	***
China International Containers	Guangzhou, China	***
AIT	Bangkok, Thailand	***
Siam Cargo	Bangkok, Thailand	***
Kodeco	Indonesia	***
Transfreight	India	***
Other		***

TOTAL:		***

Acquisition Agreement No. 3. By August 1, 1996, CAI will provide Owner for Owner’s approval Acquisition Agreement No. 3 in the same format as this Acquisition No 2. Acquisition Agreement No. 3 shall provide for the acquisition by Owner and the management by Manager of approximately $11 million of additional dry van cargo equipment to be delivered to and paid for by Owner in August, September, October and November 1996. Such equipment will be offered at the same all-inclusive per unit prices for each equipment type as the prices agreed to herein.

Modifications. The Parties understand that changes in the leased container market may require modifications in this agreement. The Parties agree to the following procedures with respect to such modifications:

1.	Manager may alter the Manufacturers Schedule set out above to improve the absorption rate and initial performance of Owner’s equipment. Such alterations, if any, will be based on the terms and conditions which Manager is able to negotiate with particular manufacturers and based upon the level of demand for particular container types at various locations at the time units will be acquired. Manager, with Owner’s approval, may also make changes in the Delivery Schedule set out above if such changes are warranted by market conditions which affect the absorption rate of containers by lessees at specific locations. Manager will promptly notify Owner through Owner’s Agent of any such proposed changes and the Parties will modify this Acquisition Agreement to reflect those changes.

2.	If demand for containers deteriorates or does not improve as rapidly as anticipated during the proposed July to October delivery period, and if in Manager’s best

[***] = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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judgement it is not in the best interests of Owner or Manager for Owner to purchase all *** units covered herein within the proposed time frame, Manager will immediately consult with Owner through Owner’s Agent, and the Parties will use their best efforts to agree upon and prepare a revised Delivery Schedule to be incorporated into this document.

3.	Manager will not raise the all-inclusive per unit prices or change the proposed fleet mix without Owner’s prior consent. In the event of such a change and if they are in agreement, the Parties will revise this document to reflect the change.

In consideration of the Above, the Parties have executed this Acquisition Agreement No. 2 on the dates indicated below.

CONTAINER APPLICATIONS INTERNATIONAL, INC.

By:
Date
Its:
(Title)

P&R EQUIPMENT & FINANCE CORPORATION

By:
Date
Its:
(Title)

[***] = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT F

(CAI STANDARD SPECIFICATION FOR GENERAL CARGO STEEL

CONTAINERS DATED JULY 11, 1995.)

CAI

STANDARD SPECIFICATION FOR

GENERAL CARGO STEEL CONTAINERS

I. Standards and Regulations

The manufacturer shall be responsible for meeting all applicable regulatory and commercial standards as are required for the intended usage of the container. The manufacturer shall be complying with the following standards and regulations and any applicable standards and any other applicable standards and regulations, and shall advise CAI of any exceptions in compliance therewith:

a.	International Standards Organization (I.S.O.)

b.	Transport Internation Des Rouders (T.I.R.) < Customs Convention for International Transportation of Goods under the cover of T.I.R. Carnet >

c.	Convention of Safe Containers (C.S.C.)

d.	Australian Commonwealth Department of Health “ Plant Quarantine Treatment Schedule”

e.	International Union of Railways (U.I.C.)

All costs relating to approval, certification and plating shall be born by the manufacturer. CAI nominates Bureau Veritas and American Bureau of Shipping as classification society.

II. Materials, Design and Construction

1. ROOF

*	Corrugated 2.0 mm Corten steel panels (JIS SPA-H) or equivalent.

*	A minimum of 4 pressing per 4’x8’ panel and “U” shaped end.

*	The roof must be cambered a minimum of 8 mm.

*	Corner protection plates < over 3.2 mm thick> must be provided within a minimum 300 x 300 mm area surrounding each corner casting.

2. SIDE

*	Full Chevron type corrugated panels by 1.6 mm Corten steel (SPA-H) or equivalent < 36 mm depth gentle slope corrugation >

*	2 pieces of small plastic labyrinth type ventilators shall be placed at the second recess corrugation of the right front & the left rear from corner post.

3. FRONT

*	Corrugated 2.0 mm Corten steel (SPA-H) panels or equivalent < 45.6 mm—depth >

4. DOORS

*	Minimum 3 pressing corrugated 2.0 mm Corten steel (SPA-H) panels with the open section top and bottom horizontal Corten steel members.

4.1 Locking assembly

*	Hot dip galvanized “Blockwich BE 2566 modified with forged type handle.

*	To be painted (All door locking hardware shall be bolted to the doors before the container is painted).

*	Two locking bars per door.

*	No custom seal cover.

*	The door tiebacks: Dacron yacht line or Plastic covered stainless steel wire. If not available, will accept Nylon rope exceptionally.

4.2. Gasket

*	Double lipped “J” section E.P.D.M.

*	Retainer: Stainless steel strips fixed with stainless steel rivets at approx. 160 mm interval.

5. FRAMES

5.1. Front corner Host

*	Single open section, Min. 6.0 mm High tension steel (HTS).

5.2. Rear corner post

*	Outer “J” type section (Min. 6.0 mm—HTS)

*	Inner “C” channel section (Min. 10 mm—HTS)

5.3. Front ton rail

*	A square tube lower rail (Min 3.0 mm—SPA-H or <HTS>) and a pressed upper plate (Min. 3.2 mm—HTS) with top protection plates at each top corners (Min. 3.2 mm x 300 x 300 mm—SPA-H)

5.4. Door header

*	“U” section lower rail (Min. 4.5 mm—SPA-H or <HTS>) and a pressed upper plate (Min. 3.2 mm—SPA-H or <HTS>) with 4 pieces stiffening ribs (Min. 3.0 mm) at the behind of each cam keeper location and top protection plates.

5.5. Front bottom rails

*	“C” channel open section steel (Min. 4.5 mm—SPA-H or <HTS>) with—modified “C” channel type recess sill (Min. 8.0 mm) at both corners.

5.6. Rear sill

*	Modified channel shaped section steel plate (Min. 4.5 mm—SPA-H or <HTS>) with 4 pieces gussets (Min. 3.0 mm) at the behind of each cam keeper location and modified “C” channel type recess sill at both corners.

5.7. Top side rail

*	Square tube (over 3.2 mm—SPA-H)

5.8. Bottom side rail

*	“C” section opening outward (4.5 mm—SPA-H or <HTS>)

6. UNDERCARRIAGE

6.1. Crossmembers & Outriggers (40’)

*	“C” section (4.0 mm—SPA-H)

*	Width of top flange: Min. 45 mm and Min.75 mm for floor joint members.

*	Width of bottom flange: Max. 45 mm.

6.2. Forklift pocket (20’ only)

*	One pair with 6.0 mm thick 200 mm deep fork pocket straps.

6.3. Gooseneck Tunnel (40’ only)

*	One piece OMEGA shaped top panel exposed type (Min. 4.0 min.—pressed “U” section tunnel bows (Min. 4.5 mm).

*	Tunnel length: 3,280 mm (Min. 3250 mm).

7. FLOORING

7.1. Floor board

*	“Plywood (Apitong or Keruing) 28 mm, over 17 plies.

*	Accept “Light weight plywood” combined “Hevea” material.

*	Only in case Apitong plywood is not quickly available, may allow a and soft-wood plywood upon checking.

*	No Kick-plate (Threshold plate).

7.2. Floor center rail

*	Stainless steel Hat section (2.3 mm), if not available Zinc-platea Hat section (Min. 2.3 mm).

7.3. Securing devices

*	Zinc-plated max. 8 mm dia with 16 mm head self-tapping screw`.

8. PAINTING

All materials shall be protected from the corrosive effects of the environments encounter shall be prepared for painting by chemically cleaning and blasting to remove mill scale oil. The prepared surface shall meet the specifications of the paint manufacturer for surface profile. The technical data sheets published by the paint manufacturer containing the coating description, and the preparation and application requirements shall be sub the container manufacturer’s specification.

(Zinc Rich Primer)

*	All steel surfaces must be applied Zinc rich primer ( Min. 30 mic.). In case of shot primer 10 mic., Zinc primer (Min. 20 mic.) shall be painting line after assembly and blasting,

(Exterior surface)

*	2nd primer shall be applied OFT 40 mic. for all exterior surface.

*	The exterior surfaces are to be painted Chlorinated rubber top CAI orange.

*	Total Min. DFT 110 mic except for roof (Min DFT 120 mic.)

(Interior surface)

*	Interiors must be top coated Min 45 mic. with 2 component epoxy. (C ray)

*	Total Min. DFT 75 mic.

(Base structure)

*	Tectyle 121-B: Min. OFT 170 mic (Total OFT min. 200 mic.)

*	May accept to apply Bituminous Occasionally with Min DFT 250. DFT.300

### Authorized CAI finish paint and color etc. -.See the attached (A

9. SEALING

*	Chloroprene sealant shall be applied for “all visual seam of floor and interior unweld seam”.

*	Butyl sealant shall be used for floor joint area, between door gasket and frame.

10.	MARKING

*	Authorized material: MEYERCORD 72A-02 WHITE GLOSS

or SCOTCHCAL V-008

*	Nominated print manufacturer: Kochiam International.

*	Standard Marking drawings layout — See the attached (B).

11.	RATING & TEST

*	Max Gross Weight: 30,480 kg / 20’, 40’

*	Floor strength test: 7,260 kgs (16,000 lbs)

12.	WARRANTY
*	Paint: 3 years, Markings: over 7 years, Others: One year after delivery.

13.	OTHERS

*	Classification societies: Bureau Veritas (B.V.) or A.B.S.

*	Lashing rings: Min. 6 pieces per rail for 20’, Min. 12 pieces per rail for 40’.

*	Lashing bars: Min. 2 pieces per post.

*	Plate: Consolidated data plate made of stainless steel shall be -fixed by stainless blind rivets.

Contained data are TIR, TCT, Owner’s address and CSC with CAI ACEP approval No. ( ACEP / USA / 1992 /001).# ID number of CSC are to be CAXU serial number.

*	Permanent identification stamp:

Container number on the left hand and Manufacturer’s number on the left hand rear lower corner castings.

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